Form 10KSB, Exhibit 13
period 1997-06-30
RELIANCE BANCSHARES INC
filed 1997-09-25
CIK 1003987

                              1997 ANNUAL REPORT

                               TO SHAREHOLDERS

                               TABLE OF CONTENTS

                                                                        Page


Company Profile                                                           1
Letter to Shareholders                                                    2
Financial Highlights of Reliance Bancshares, Inc.                         4
Selected Financial and Other Data of Reliance Bancshares, Inc.            5
Management's Discussion and Analysis of Financial Condition and
    Results of Operations of Reliance Bancshares, Inc.                    6
Independent Auditor's Report                                             24
Financial Statements of Reliance Bancshares, Inc.
    Consolidated Statements of Financial Condition of the Company
        at June 30, 1997 and 1996                                        25
    Consolidated Statements of Income of the Company
        for the Years Ended June 30, 1997, 1996 and 1995                 26
    Consolidated Statements of Stockholders' Equity of the Company
        for the Years Ended June 30, 1997, 1996 and 1995                 27
    Consolidated Statements of Cash Flows of the Company
        for the Years Ended June 30, 1997, 1996 and 1995                 28
    Notes to Consolidated Financial Statements for Reliance
        Bancshares, Inc.                                                 30
Shareholder Information                                                  52








                                COMPANY PROFILE

Reliance Bancshares, Inc. is the holding company for Reliance Savings Bank.
The Bank converted from a Wisconsin-chartered mutual savings bank to a Wisconsin-chartered stock savings bank on April 18, 1996. In connection with the Conversion, Reliance Bancshares, Inc. sold 2,562,344 shares of common stock at $8.00 per share and used a portion of the net proceeds to purchase all of the issued and outstanding capital stock of the Bank.

Reliance Savings Bank was established in 1922, and is regulated by the Wisconsin Department of Financial Institutions, Division of Savings and Loan and the Federal Deposit Insurance Corporation. The Bank is a community-oriented full-service financial institution offering a variety of retail financial services to meet the needs of the communities it serves. The Bank's principal business consists of attracting funds in the form of deposits and investing such funds in loans secured by real estate, varying from residential to one- to four-family to commercial, various types of consumer loans, mortgage-backed securities and investment securities. The Bank has a full-service office located in Milwaukee County, Wisconsin. At June 30, 1997, the Company had total assets of $47.0 million, total deposits of $17.6 million and stockholders' equity of $23.0 million.

The shares on Common Stock of Reliance Bancshares, Inc. are publicly traded on the National Association of Securities Dealers Automatic Quotation (NASDAQ) "Small-Cap" Market under the symbol "RELI".

                           LETTER TO SHAREHOLDERS

We are pleased to present Reliance Bancshares, Inc. second annual report. It was in April of 1996 that Reliance Savings Bank completed its mutual to stock conversion and was acquired by Reliance Bancshares, Inc. This years annual report reflects the first full year of operations of Reliance Bancshares, Inc. as a state-chartered stock savings bank holding company.

The Conversion was completed in April of 1996 with the sale of 2,562,344 shares of common stock at $8.00 per share. In October of 1996, the board of directors authorized payment of a special distribution of $3.00 per share payable on November 15, 1996. The majority of the distribution represented a return of capital. This distribution was an excellent opportunity to deploy some of our excess capital to further our commitment to maximize the return to our shareholders.

At June 30, 1997, our total assets were $47.0 million as compared to $47.8 million for the previous year end. The Bank's loan portfolio increased to $27.6 million from $22.9 million for the previous year end. Deposits decreased slightly to $17.6 million from $18.2 million for the year ended June 30, 1996. Our net interest income increased to $2,400,000 for the year ended June 30, 1997 from $1,571,000 for the year ended June 30, 1996. Operating expenses also increased to $1,431,000 from $721,000. And finally, our net income increased to $616,000 for the year ended June 30, 1997 from $514,000 for the year ended June 30, 1996. This translates to an increase in earnings per share to $0.25 for the year ended June 30, 1997 as compared to $0.21 for the year ended June 30, 1996.

The Company's management has continued its strategy of strengthening the Bank's capital position through controlled growth and emphasizing quality customer service. We hope to continue to improve our presence in the community by remaining competitive in our primary business of attracting deposits and originating real estate mortgage loans. We invite you to review the information contained in this, our second Annual Report, which discusses the results of our business during our fiscal year ended June 30, 1997.

ASSET QUALITY.   The Bank continues its focus on high asset quality in both its lending activities and its investment portfolio. There were no nonperforming assets at June 30, 1997. During the past three years, the Bank has experienced only $2,000 in loan charge-offs. None of the Bank's investment securities or mortgage-backed securities have been categorized as nonperforming during the past three years.

LENDING.   The Bank has continued to increase its lending activities in the non one- to four-family market. These loans afford the Bank the opportunity to invest in relatively high-yielding assets with shorter terms to maturity and repricing than is the case with one- to four-family mortgage lending. The lack of quality one- to four-family mortgage lending opportunities in the Bank's local market area has not improved during the current year. Along with increased competition for mortgage loan originations and relatively no change in the interest rates on mortgage loans, the Bank does not anticipate a significant increase in one- to four-family mortgage lending in its portfolio in the near future. Therefore, the Bank will continue to pursue other lending opportunities, including construction and land development loans to increase its loan portfolio.

INVESTMENTS.   The amount invested in U.S. government and other agency
obligations decreased during the year ended June 30, 1997 due to the special distribution of capital in November of 1996 and the Bank's increased lending activities. In future periods, the Bank may leverage its capital position by using the proceeds of borrowings from the FHLB-Chicago to purchase mortgage-backed and related securities or investment securities.

CAPITAL POSITION.   The Bank continues to meet all of its regulatory capital
requirements and has been profitable in all recent years. At June 30, 1997, the Bank had $19.7 million of capital, or 46.18% of total assets, with GAAP Capital of 42.88% of adjusted total assets and Tier 1 capital of

74.18% of total risk weighted assets. We have continued to monitor our capital position for the purpose of maximizing the return to our shareholders.

INTEREST RATE RISK MANAGEMENT.   The Bank continues to closely monitor its
interest rate risk as it relates to its lending and investment strategies. At June 30, 1997, the Bank's interest-earning assets with maturities of one year or less exceeded its interest-bearing liabilities with comparable maturities by $6.7 million, or 14.2% of total assets. With a positive gap such as this, in periods of rising interest rates, it is projected that the cost of the Bank's interest-bearing liabilities would rise slower than the yield on its interest-earning assets thereby having a positive effect upon net interest income. The Bank anticipates that the magnitude of its positive gap position at June 30, 1997 will increase during fiscal 1998.

DEPOSITS.   The Bank's deposits decreased slightly to $17.6 million at June 30,
1997 from $18.2 million at June 30, 1996. The decline was primarily seen in the Bank's core deposits. We intend to continue to focus on attempting to increase our core deposits as a more stable deposit base, and will continue to aggressively price our deposit products in an effort to maintain our current deposit position.

We appreciate the continued confidence you have shown as shareholders in our Company. We intend to increase the value of the Company by improving our position in the marketplace, controlling our growth and constantly monitoring credit quality and financial soundness. We do not intend to grow just for the sake of growth. The Bank's growth will be planned and done so in an effort to improve earnings and maximize shareholder value.

Sincerely,



Mr. Allan T. Bach
President, CEO and Chairman of the Board



[NET INCOME LINE GRAPH]

1995        1996          1997
----        ----          ----
405         514           616





[NET INTEREST MARGIN LINE GRAPH]

1995        1996          1997
----        ----          ----
4.24%       4.42%         5.29%




[RETURN ON ASSETS LINE GRAPH]

1995        1996          1997
----        ----          ----
1.29%       1.40%         1.32%

               FINANCIAL HIGHLIGHTS OF RELIANCE BANCSHARES, INC.

                                                                At or For the Years Ended June 30
                                                                ---------------------------------
                                                                1997          1996        1995(3)
                                                                ----          ----        ----
                                                                        (Dollars in thousands
                                                                        except per share data)
Earnings Per Share(1)                                       $    .25      $    .21            N/A

Cash Dividends Per Share(2)                                     3.00           N/A            N/A


Return on Average Equity                                        2.44%         3.45%          4.32%

Return on Average Assets                                        1.32%         1.40%          1.23%


BALANCE SHEET DATA

Total Assets                                                $ 47,009      $ 47,752       $ 32,260

Loans Receivable, net                                         27,601        22,931         21,034

Investment Securities Available for Sale                      11,481         7,882          6,193

Investment Securities Held to Maturity                         3,189        11,178          2,196

Mortgage-Backed Securities                                       685           800          1,020

Other Interest-earning Assets                                    494           451            631

Cash and Cash Equivalents                                      3,048         4,055            777

Deposits                                                      17,596        18,200         22,312

FHLB Advances and Other Borrowings                             6,008            --             --

Stockholders' Equity, Substantially Restricted                22,966        29,348          9,616


INCOME STATEMENT DATA

Total Interest and Dividend Income                          $  3,472      $  2,724       $  2,453

Total Interest Expense                                         1,072         1,153          1,083

Provision for Loan Losses                                         22            22             22

Net Interest Income after Provision for Loan Losses            2,378         1,549          1,348

Total Non-Intrest Income                                          36            17              8

Total Non-Interest Expenses                                    1,431           721            680

Income before Income Tax Expense                                 983           845            676

Income Tax Expense                                               367           331            271

Net Income                                                       616           514            405

(1) Reliance Savings Bank converted from mutual to stock form on April 18, 1996; therefore, earnings per share data for prior is not applicable.
(2) Payment of a special distribution on November 15, 1996 of which $2.925 represented a return of capital.
(3) Fiscal years ended June 30, 1997 and 1996 are based on the audited consolidated financial statements of the Holding Company and its wholly owned Bank. Fiscal year ended June 30, 1995 is based on the Bank only audited financial statements.

                  SELECTED FINANCIAL RATIOS AND OTHER DATA OF
                           RELIANCE BANCSHARES, INC.

                                                                  At June 30,
                                                                  -----------
                                                          1997       1996         1995(3)
                                                          ----       ----         ----
PERFORMANCE RATIOS

Interest Rate Spread during Period(1)                     2.55%      2.25%        2.96%

Net Interest Margin(1)                                    5.29%      4.42%        4.24%

Non-interest Expense to Average Assets                    3.07%      1.97%        2.06%

Non-interest Income to Average Assets                     0.08%      0.05%        0.02%

Average Interest-earnings Assets to Average
   Interest-bearing Liabilities                         215.89%    166.94%      138.02%


ASSET QUALITY RATIOS

Nonperforming Loans to Gross Loans(2)                     0.00%      0.00%        0.00%

Nonperforming Loans to Total Assets(2)                    0.00%      0.00%        0.00%

Allowance for Loan Losses to Nonperforming Loans(2)       0.00%      0.00%        0.00%

Net Charge-offs to Average Gross Loans                    0.00%      0.00%        0.01%


REGULATORY CAPITAL AND CAPITAL RATIOS(3)

Tier 1 Risk-based Capital Ratio                          74.18%     91.80%       52.63%

Total Risk-based Capital Ratio                           46.52%     49.64%       53.20%

Leverage Ratio                                           46.18%     49.31%       29.55%

Wisconsin Capital to Assets Ratio                        47.66%     50.24%       30.13%

Average Stockholders' Equity to Average Assets           54.08%     40.71%       28.49%

Stockholders' Equity to Total Average Assets             49.28%     61.46%       29.81%

OTHER DATA

Number of Deposit Accounts                               1,565      1,757        1,872

Number or Real Estate Loans Outstanding                    229        238          231

Number of Consumer Loans Outstanding                         8          9            4

Real Estate Loans Originated (in thousands)            $ 8,473    $ 9,301      $ 5,274

Full-service Facilities                                      1          1            1

(1) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(2) Nonperforming loans consist on non-accrual loans. Nonperforming assets consist of nonperforming loans because the Bank has no foreclosed properties.
(3) For a discussion of the Bank's regulatory capital ratios, see "Notes to Consolidated Financial Statements".

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.

FORWARD-LOOKING STATEMENTS

The discussion in this Annual Report includes certain forward-looking statements based upon management expectations. Such forward-looking statements include words and phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions and various other statements contained herein. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

GENERAL

Reliance Bancshares, Inc. (the "Company") is the holding company for Reliance Savings Bank (the "Bank"). On April 18, 1996, the Bank completed its conversion from a Wisconsin-chartered mutual savings bank to a Wisconsin-chartered stock savings bank (the "Conversion"). On that date, the Company issued 2,562,344 shares of common stock at $8.00 per share to complete the Conversion. The gross proceeds from the sale of the shares of common stock were $20.5 million. Net proceeds to the Company were $19.1 million, after deduction of Conversion expenses of approximately $720,000 and after lending $713,000 to the Bank's Employee Stock Ownership Plan. The Company utilized approximately $9.5 million of the net proceeds to purchase all of the issued and outstanding common stock of the Bank.

The Company's business currently consists of the business of the Bank. The Bank is headquartered in Milwaukee, Wisconsin and is a community-oriented, full-service financial institution offering a variety of retail financial services to meet the needs of the communities it serves. The Bank's principal business consists of attracting funds in the form of deposits and investing such funds in loans secured by real estate, investment securities (including United States government and other agency obligations and mutual funds) and mortgage-backed and related securities.

The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of mortgage loans, mortgage-backed and related securities and other investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Many of the Bank's assets, including mortgage loans and mortgage-backed and related securities, are subject to reinvestment risk. During periods of falling interest rates, higher yielding loans and mortgage-backed and related securities are more likely to prepay and the Bank may not be able to reinvest the proceeds from such repayment in loans or securities with yields similar to those prepaying. The Bank's earnings also are affected by the level of its other income, including loan servicing, commitment and origination fees and gains on sale of loans and investments as well as its level of noninterest expenses, including employee compensation and benefits, directors' fees, occupancy and equipment costs and federal deposit insurance premiums. The Bank's operating results are significantly affected by general economic conditions, and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flow and cost of funds likewise are heavily influenced by prevailing market rates of interest on competing investment

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


alternatives, account maturities and the levels of personal income and savings in the Bank's primary market area.

MANAGEMENT STRATEGY

For many years, the Bank's financial condition has been characterized by high capital and liquidity levels. While the Bank has in recent years had funds to lend, the Bank believes there has been a diminishing demand for one- to four-family mortgage loans in its local market area (generally defined as an area within a three-mile radius of the Bank's office). The Bank intends to continue to emphasize one- to four-family mortgage lending in its local market area, but also has been originating, and intends to continue to originate one- to four-family, residential construction, commercial real estate, commercial construction and land development and multi- family loans both within and outside its local market area in suburbs surrounding the City of Milwaukee, which encompass the Wisconsin counties of Milwaukee, Waukesha, Ozaukee and Washington, in order to generate earnings, adequately leverage its capital and make effective use of its liquid assets.

The Bank's strategic business plan is to utilize its well-capitalized position to take advantage of future expansion and growth opportunities, while controlling expenses, controlling exposure to credit and interest rate risk and continuing to operate a profitable and independent community- oriented savings institution dedicated to providing quality customer service. The Bank seeks to accomplish these goals by: (i) expanding its lending activities beyond its local market area and originating loans throughout its primary market area of the Milwaukee MSA; (ii) continuing to diversify its lending activities beyond one- to four-family mortgage lending; and, (iii) meeting the financial needs of customers. Financial highlights and operating strategies of the Bank include the following:

1 - PROFITABILITY AND CAPITAL STRENGTH; POSSIBLE USE OF STRONG CAPITAL POSITION. The Bank has been profitable and has met all of its regulatory capital requirements over at least the past 20 years. For the years ended June 30, 1996 and 1997, the Company's net income was $514,000 and $616,000, respectively. The Company's return on average assets for the years ended June 30, 1996 and 1997 was 1.40% and 1.32%, respectively. The Company's return on average equity for the years ended June 30, 1996 and 1997 was 3.45% and 2.44%, respectively.

At June 30, 1997, the Company had $23.0 million of stockholders' equity, or 48.85% of total assets, and met all of its regulatory capital requirements, in each case on a fully phased-in basis, with GAAP capital of 48.85% of total assets and Tier 1 capital of 46.18% of total risk-weighted assets.

The Bank has and will continue to leverage its capital base by using the proceeds of borrowings from the FHLB-Chicago to purchase mortgage-backed and related securities and investment securities and fund loan originations. The Bank will continue such a strategy, until other earning asset growth fully utilizes its capital. In addition, the Bank intends to utilize its well-capitalized position to expand and diversify its lending activities as discussed herein.

2 - EXPANSION AND DIVERSIFICATION OF LENDING ACTIVITIES. The largest portion of the Bank's loan portfolio is one- to four-family residential mortgage loans, which amounted to $11.0 million, or 37.04% of total gross loans, at June 30, 1997. The remaining $18.8 million, or 62.96% of total gross loans, at June 30, 1997 consisted of $4.6 million of multi-family loans, $5.4 million of commercial real estate loans, $4.9 million of residential construction loans, $3.5 million of commercial construction and land development loans, and $357,000 of consumer loans. The Bank intends to continue to emphasize one- to four-family mortgage lending, but intends to

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


continue to expand its focus for such lending beyond its local market area (generally defined as an area within a three-mile radius of the Bank's office) throughout its primary market area of the Milwaukee MSA. The Bank anticipates that its efforts to continue to build its one- to four-family mortgage lending portfolio will be enhanced through its efforts to build or acquire at least one branch facility to be located within the Bank's primary market area of the Milwaukee MSA. Bank management believes that growth trends and demographic characteristics of the local area surrounding its main office have not been favorable for originating residential mortgage loans. The Bank believes that the addition of a branch facility within its primary market area of the Milwaukee MSA may enhance the Bank's ability to attract deposit funds and originate residential mortgage loans.

The Bank also believes that the acquisition of another financial institution within the community defined by its CRA statement as the four county area of Milwaukee, Racine, Washington and Waukesha would enhance its ability to expand its lending activity. The Bank will continue to review possible acquisitions of a financial institution in this area with a lending practice and loan portfolio that complements that of the Bank's.

Due to the Bank's belief that there has been diminishing demand for permanent one- to four- family mortgage loans in the Banks' local market area since the early 1990's and the increased competition relating to one- to four-family mortgage lending opportunities, the Bank has developed a niche lending strategy involving the origination of comparatively large balance construction and land development loans and commercial and multi-family loans. The Bank intends to continue to expand these portfolios, as these types of loans afford the Bank the opportunity to invest in relatively higher-yielding assets with shorter terms to maturity or repricing than is the case with one- to four-family mortgage lending. In addition, one of the purposes of the Conversion was to increase the Bank's capital so that the Bank's loans-to-one- borrower limit would increase. This increased limit will allow the Bank to originate and retain in its portfolio additional non-one- to four-family mortgage loans for borrowers with whom it has a preexisting relationship. The Bank has sought to address the risks associated with these types of loans, and loan concentrations by developing and adhering to underwriting policies, disbursement procedures and monitoring practices.

3 - ASSET QUALITY. The Bank focuses on high asset quality in its lending activities. At June 30, 1997, the Bank had no non-performing assets, and the Bank had no non-performing assets during the last three fiscal years.
Moreover, the Bank has had only $2,000 in charge-offs during the last three fiscal years. During the years ended June 30, 1996 and 1997, respectively, the Bank added $22,000 to its allowance for loan losses and there were no charge-offs. Absent any significant change in the collectibility of the Bank's loan portfolio, future additions to the allowance for loan losses will be made at a rate per year so that the Bank's allowance for loan losses is equal to approximately 1.0% of the Bank's gross loan portfolio.

4 - CUSTOMER SERVICE. The Bank is committed to meeting the financial needs of its customers. Management believes that the Bank is large enough to provide a range of personal and business financial services, and yet is small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Bank can be more effective in servicing its customers than many of its nonlocal competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank also intends to build or acquire at least one branch facility to offer, in addition to the products and services currently available at the Bank's main office, drive-up facilities, an automated teller machine and safe deposit boxes to meet the needs of its customers. In addition to enhancing the delivery of retail services to customers, a new branch facility should improve the Bank's office facilities and better position the Bank for future growth.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

GENERAL
Net income for the year ended June 30, 1997 increased 20.2% to $616,000 compared to $514,000 for the year ended June 30, 1996. The increase in the net income was primarily attributable to an increase in net interest income. Net interest income increased 52.8% to $2.40 million for the year ended June 30, 1997 compared to $1.57 million for the year ended June 30, 1996, due primarily to a decrease in average interest-bearing liabilities and an increase in interest-earning assets, and an increase in the interest rate spread. Non-interest income increased 111.8% to $36,000 for the year ended June 30, 1997 compared to $17,000 for the year ended June 30, 1996. Non-interest expense increased 98.5% to $1,431,000 for the year ended June 30, 1997 compared to $721,000 for the year ended June 30, 1996, primarily due to a $112,000 increase in the FDIC assessment, a $155,000 increase in professional services and a $406,000 increase in compensation and benefits. Income taxes increased 10.9% to $367,000 for the year ended June 30, 1997 compared to $331,000 for the year ended June 30, 1996. The return on average assets decreased to 1.32% for the year ended June 30, 1997 compared to 1.40% for the year ended June 30, 1996. The return on average equity decreased to 2.44% for the year ended June 30, 1997 compared to 3.45% for the year ended June 30, 1996.

NET INTEREST INCOME
Net interest income is determined by an institution's interest rate spread, the relative dollar amount or mix of interest-earning assets and interest-bearing liabilities and the degree of match in the maturity and repricing of its interest-earning assets and interest-bearing liabilities.

Net interest income increased $829,000 to $2.40 million for the year ended June 30, 1997 compared to $1.57 million for the year ended June 30, 1996. The increase was due to a $748,000 increase in total interest income and a decrease in total interest expense of $81,000. The increase in net interest income was the result of a 1.5% decline in average interest-bearing liabilities, and a 27.4% increase in average interest-earning assets, coupled with a 30 basis point increase in the interest rate spread. The increase in interest rate spread between June 30, 1997 and 1996 was due primarily to the decrease in the average cost of deposit accounts by 30 basis points, while the average yield on interest-earning assets remained level for the same period.

The increase in average interest-earning assets over interest-bearing liabilities between June 30, 1997 and 1996 was due to the decrease in the average balances of deposit accounts between periods of $3.20 million while the average balances of loans and investments increased by $9.76 million for the same period. Management believes deposits declined due to general demographic changes in the Bank's local market area and due to competition from alternative investments that were more attractive to depositors during the period.

INTEREST INCOME
Total interest income increased $748,000, or 27.5% to $3.47 million for the year ended June 30, 1997 compared to $2.72 million for the year ended June 30, 1996, as a result of an increase in the average balance of interest-earning assets. The average yield on interest-earning assets remained level at 7.66% for the years ended June 30, 1997 and 1996. For the year ended June 30, 1997, the Bank's average yield on loans was 8.82% compared to 8.55% for the year ended June 30, 1996. Total interest-earning assets increased 27.5% to $45.3 million for the year ended June 30, 1997 from $35.6 million for the year ended June 30, 1996.

Interest income on loans increased to $2.23 million for the year ended June 30, 1997 compared to $1.89 million for the year ended June 30, 1996. The increase was primarily due to an

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


increase in average loan balances of $3.2 million, and an increase in the average yield of 27 basis points. Interest income on investments increased to $1,162,000 for the year ended June 30, 1997 from $743,000 for the year ended June 30, 1996.

Interest income on mortgage-backed and related securities declined to $68,000 for the year ended June 30, 1997 compared to $84,000 for the year ended June 30, 1996. The decline was due to a reduction in the balance of mortgage-backed and related securities due to increased prepayments on mortgage-backed pool yielding over 10%.

INTEREST EXPENSE
Total interest expense, which consisted of interest expense on deposits, decreased $235,000, or 20.5% to $911,000 for the year ended June 30, 1997 from $1.15 million for the year ended June 30, 1996 and interest expense on borrowings increased $154,000 to $161,000 for the year ended June 30, 1997 from $7,000 for the year ended June 30, 1996. The general decrease in market rates of interest during the year ended June 30, 1997 resulted in decreases in average rates paid on all of the Bank's major categories of deposits to 5.07% for the year ended June 30, 1997 from 5.41% for the year ended June 30, 1996. This decrease was coupled with a $3.2 million decrease in average deposits to $18.0 million for the year ended June 30, 1997 from $21.2 million for the year ended June 30, 1996. The level of deposit inflows during any given period is heavily influenced by factors such as the general level of interest rates in the economy as well as alternative yields that investors may obtain on competing investment instruments. Management believes the higher returns on equity investments over the past few years has made alternative financial products, such as mutual funds, more competitive with the Bank's traditional deposit base. In addition, the Bank's deposit base has been decreasing as competition for funds has increased and as the Bank's local market area has experienced demographic changes and recessionary conditions.

PROVISION FOR LOAN LOSSES
The provision for loan losses was $22,000 for both years ended June 30, 1997 and 1996. The Bank determines the desired level of allowance for loan losses based on the Bank's historical loan loss experience, the condition and composition of the Bank's loan portfolio and general economic conditions. The amount of the provision for loan losses for both the years ended June 30, 1997 and 1996 reflect management's intention to continue to make annual additions to the Bank's allowance for loan losses until it is equal to approximately 1.0% of the Bank's gross loan portfolio. However, the Bank will continue to monitor its loan loss experience, the condition and composition of its loan portfolio and general economic conditions, and make further additions to its allowance for loan losses to a greater or lesser extent than it has done historically, depending upon changes in the aforementioned factors. The allowance for loan losses totaled $147,000 and $126,000 at June 30, 1997 and 1996, respectively. The allowance for loan losses was 0.47% of gross loans at June 30, 1997 and 0.47% of gross loans at June 30, 1996. There were no nonperforming loans at June 30, 1997 and June 30, 1996. There were no charge-offs recorded by the Bank for the years ended June 30, 1997 and 1996.

NON-INTEREST INCOME
Non-interest income increased to $36,000 for the year ended June 30, 1997 compared to $17,000 for the year ended June 30, 1996. The change was due in part to an $2,000 investment gain during the year ended June 30, 1997 compared to an $3,000 investment loss during the year ended June 30, 1996. The remainder of the change was due to an increase in the cash surrender value of
life insurance of $23,000   and a decrease in real estate loan brokerage fee
income of $8,000 for the year ended June 30, 1997.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


NON-INTEREST EXPENSE
Non-interest expense increased $710,000, or 98.5%, to $1,431,000 for the year ended June 30, 1997 from $721,000 for the year ended June 30, 1996. The increase was due primarily to a special one-time FDIC assessment of $112,000, an increase in compensation and benefits of $406,000, and an increase in fees for professional services of $155,000. The Bank anticipates a continued increase non-interest expense of compensation and benefits and other expenses related to being a public company. Non-interest expense as a percentage of average assets (on an annualized basis) was 3.07% and 2.06%, respectively, for the years ended June 30, 1997 and 1996.

INCOME TAX EXPENSE
Income tax expense increased $36,000, or 10.9%, to $367,000 for the year ended June 30, 1997 from $331,000 for the year ended June 30, 1996, primarily due to increased income before income taxes. The increase reflects the increase in income before taxes from $845,000 for the year ended June 30, 1996 to $983,000 for the year ended June 30, 1997. The Company's effective tax rates were 37.3% and 39.2%, respectively, for the years ended June 30, 1997 and 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

GENERAL
Net income for the year ended June 30, 1996 increased 26.9% to $514,000 compared to $405,000 for the year ended June 30, 1995. The increase in the net interest was primarily attributable to an increase in net interest income. Net interest income increased 14.7% to $1.57 million for the year ended June 30, 1996 compared to $1.37 million for the year ended June 30, 1995, due primarily to a decrease in average interest-bearing liabilities and an increase in interest-earning assets, partially offset by a reduction in the interest rate spread. Non-interest income increased 112.5% to $17,000 for the year ended June 30, 1996 compared to $8,000 for the year ended June 30, 1995.
Non-interest expense increased 6.0% to $721,000 for the year ended June 30, 1996 compared to $680,000 for the year ended June 30, 1995, primarily due to a $45,000 increase in compensation and benefits. Income taxes increased 22.1% to $331,000 for the year ended June 30, 1996 compared to $271,000 for the year ended June 30, 1995. The return on average assets increased to 1.40% for the year ended June 30, 1996 compared to 1.23% for the year ended June 30, 1995, while the return on average equity declined to 3.45% for the year ended June 30, 1996 compared to 4.21% for the year ended June 30, 1995.

NET INTEREST INCOME
Net interest income increased $201,000 to $1.57 million for the year ended June 30, 1996 compared to $1.37 million for the year ended June 30, 1995. The increase was due to a $271,000 increase in total interest income which was partially offset by an increase in total interest expense of $70,000. The increase in net interest income was the result of a 9.0% decline in average interest-bearing liabilities, and a 10.0% increase in average interest-earning assets, partially offset by a 71 basis point decrease in the interest rate spread. The decline in interest rate spread between June 30, 1996 and 1995 was due primarily to the increase in the average cost of deposit accounts by 74 basis points, while the average yield on interest-earning assets increased by only 7 basis points for the same period.

The increase in average interest-earning assets over interest-bearing liabilities between June 30, 1996 and 1995 was due to the decrease in the average balances of deposit accounts between periods of $1.53 million and the decrease in the average balances of escrow accounts between periods of $441,000, while the average balances of loans and investments increased by $3.24

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


million for the same period. Management believes deposit declined due to general demographic changes in the Bank's local market area and due to competition from alternative investments that were more attractive to depositors during the period. A portion of the decline in deposit accounts was due to the conversion of deposit account monies to stock proceeds at the Conversion. Escrows declined as a result of the Bank's decision to return all escrow balances to customers in July and August of 1995, and have the borrowers be responsible for their own insurance and real estate taxes.

INTEREST INCOME
Total interest income increased $271,000, or 11.0% to $2.72 million for the year ended June 30, 1996 compared to $2.45 million for the year ended June 30, 1995, as a result of an increase in the average yield on interest-earning assets and the average balance of interest-earning assets. The average yield on interest-earning assets increased 7 basis points to 7.66% for the year ended June 30, 1996 compared to 7.59% for the year ended June 30, 1995. For the year ended June 30, 1996, the Bank's average yield on loans was 8.55% compared to 8.52% for the year ended June 30, 1995. In fiscal 1996, lower-yielding interest-earning deposit funds and lower- yielding maturing certificates of deposit were reinvested by the Bank primarily in permanent and construction mortgage loans secured by one- to four-family residences and in higher-yielding investment securities. Total interest-earning assets increased 10.0% to $35.6 million for the year ended June 30, 1996 from $32.3 million for the year ended June 30, 1995, primarily due to the reinvestment of Conversion proceeds into investment securities and loans.

Interest income on loans increased to $1.89 million for the year ended June 30, 1996 compared to $1.72 million for the year ended June 30, 1995. The increase was primarily due to an increase in average loan balances of $1.9 million, and an increase in the average yield of 3 basis points. Interest income on investments increased to $743,000 for the year ended June 30, 1996 from $618,000 for the year ended June 30, 1995, due primarily to the reinvestment of proceeds from the Conversion into investment securities.

Interest income on mortgage-backed and related securities declined to $84,000 for the year ended June 30, 1996 compared to $106,000 for the year ended June 30, 1995. The decline was due to a reduction in the balance of mortgage-backed and related securities due to increased prepayments on mortgage-backed pool yielding over 10%.

INTEREST EXPENSE
Total interest expense, which consisted almost entirely of interest expense on deposits, increased $70,000, or 6.5% to $1.15 million for the year ended June 30, 1996 from $1.08 million for the year ended June 30, 1995. The general increase in market rates of interest during the year ended June 30, 1996 resulted in increases in average rates paid on all of the Bank's major categories of deposits to 5.41% for the year ended June 30, 1996 from 4.67% for the year ended June 30, 1995. This increase was partially offset by a $1.5 million decrease in deposits to $21.2 million for the year ended June 30, 1996 from $22.7 million for the year ended June 30, 1995. A portion of the decline in deposit accounts was due to the conversion of deposit account monies to stock proceeds at Conversion.

PROVISION FOR LOAN LOSSES
The provision for loan losses was $22,000 for both years ended June 30, 1996 and 1995. The Bank determines the desired level of allowance for loan losses based on the Bank's historical loan loss experience, the condition and composition of the Bank's loan portfolio and general economic conditions. The amount of the provision for loan losses for both the years ended June 30, 1996 and 1995 reflect management's intention to continue to make annual additions to the Bank's allowance for loan losses until it is equal to approximately 1.0% of the Bank's gross loan portfolio. However, the Bank will continue to monitor its loan loss experience, the condition and

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


composition of its loan portfolio and general economic conditions, and make further additions to its allowance for loan losses to a greater or lesser extent than it has done historically, depending upon changes in the aforementioned factors. The allowance for loan losses totaled $126,000 and $104,000 at June 30, 1996 and 1995, respectively. The allowance for loan losses was 0.47% of gross loans at June 30, 1996 and 1995, and there were no nonperforming loans at June 30, 1996. While the Bank recorded no charge-offs for the year ended June 30, 1996, charge-offs in the amount of $2,000 were recorded for the year ended June 30, 1995.

NON-INTEREST INCOME
Non-interest income increased to $17,000 for the year ended June 30, 1996 compared to $8,000 for the year ended June 30, 1995. The change was due in part to an $11,000 investment loss during the year ended June 30, 1995 compared to an $3,000 investment loss during the year ended June 30, 1996. The remainder of the change was due to real estate loan brokerage fee income of $11,000 for the year ended June 30, 1996 compared to $9,000 for the year ended June 30, 1995.

NON-INTEREST EXPENSE
Non-interest expense increased $41,000, or 6.03%, to $721,000 for the year ended June 30, 1996 from $680,000 for the year ended June 30, 1995. The increase was due primarily to an increase of $45,000 in compensation and benefits, and an increase of $3,000 in fees and expenses for directors, officers, and employees, which expenses were partially offset by cost reductions in other areas. The Bank anticipates a continued increase in non-interest expense as a result of the Conversion due to anticipated increased legal and accounting fees. Non-interest expense as a percentage of average assets (on an annualized basis) was 2.06% and 1.97%, respectively, for the years ended June 30, 1996 and 1995.

INCOME TAX EXPENSE
Income tax expense increased $60,000, 22.1%, to $331,000 for the year ended June 30, 1996 from $271,000 for the year ended June 30, 1995. The increase reflects the increase in income before taxes from $676,000 for the year ended June 30, 1995 to $845,000 for the year ended June 30, 1996. The Company's effective tax rates were 39.2% and 40.1%, respectively, for the years ended June 30, 1996 and 1995.

FINANCIAL CONDITION

The following table summarizes certain information relating to the Company's statement of financial condition at the dates indicated.


                                                At June 30
                                      --------------------------------
                                       1997      1996         1995
                                      ------  -----------  -----------
                                              (Dollars in thousands)
          ASSETS:
          Cash and cash equivalents    3,048     4,055          777
          Investment securities       14,964    19,354        8,868
          Mortgage-backed securities     685       800        1,020
          Loans receivable, net       27,601    22,931       21,034
          LIABILITIES:
          Deposits                    17,596    18,200       22,312
          Borrowings                   6,008        --           --
          Stockholders' equity,
            substantially restricted  22,966    29,348        9,616

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


The statements of financial condition at June 30, 1997 and 1996 are consolidated (see "Principles of Consolidation" in the Notes to Consolidated Financial Statements), whereas June 30, 1995 represent the Bank only.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents decreased to $3.0 million at June 30, 1997 from $4.1 million at June 30, 1996. The decrease was attributable to the increase in mortgage loans originated during the period and funds used for the special capital distribution.

INVESTMENT SECURITIES
Investment securities decreased to $15.0 million at June 30, 1997 from $19.4 million at June 30, 1996. The change was primarily due to the sale of investment securities to partially fund a special capital distribution to shareholders in the aggregate amount of $7.6 million paid in November 1996.

The Bank may, in future periods, continue to leverage its capital base by using the proceeds of borrowings from the FHLB-Chicago to purchase mortgage-backed and related securities and investment securities. Therefore, if the leveraging strategy in continued, the size of the Bank's investment securities portfolio may increase in future periods.

MORTGAGE-BACKED AND RELATED SECURITIES
Mortgage-backed and related securities declined to $685,000 at June 30, 1997 from $800,000 at June 30, 1996. The decrease was the result of normal principal payments and escalated prepayments on mortgage-backed pools yielding over 10% since market rates were significantly lower during this period. Management decided to reinvest the repayment and prepayment proceeds into higher yielding mortgage loans and other investment securities. The Bank may, in future periods, leverage its capital base by using the proceeds of borrowings from the FHLB- Chicago to purchase mortgage-backed and related securities and investment securities. Therefore, if the leveraging strategy is implemented, the size of the Bank's mortgage-backed and related securities portfolio may increase in future periods.

LOANS RECEIVABLE
Net loans receivable increased to $27.6 million at June 30, 1997 from $22.9 million at June 30, 1996. The net change in loans arising from originations and principal repayments for the years ended June 30, 1997 and 1996 was $290,000 and $320,000 for one- to four-family loans, respectively; $19,000 and ($126,000) for multi-family loans, respectively; $1.7 million and $3.8 million for construction and land development loans, respectively; and, $1.2 million and $283,000 for commercial real estate loans, respectively. There were no loans sold during these periods. As a result of the originations and repayments during these periods, mortgage loans increased or decreased as follows: one- to four-family mortgage loans were $11.0 million at June 30, 1997, compared to $10.7 million at June 30, 1996; commercial construction and land development loans were $8.4 million at June 30, 1997, compared to $6.7 million at June 30, 1996; multi-family loans were $4.6 million at June 30, 1997, compared to $4.6 million at June 30, 1996; and commercial real estate loans were $5.4 million at June 30, 1997, compared to $4.2 million at June 30, 1996. The large increase in commercial and land development loans is due to a strategic decision to pursue these higher-yielding, shorter maturity loans.

DEPOSITS AND BORROWINGS
Deposits were $17.6 million and $18.2 million at June 30, 1997 and 1996, respectively. Deposits are the Bank's primary source of externally generated funds. The level of deposits is heavily influenced by factors such as the general level of short and long-term interest rates, as well as alternative yields that investors may obtain on competing investment instruments such as mutual

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


funds. In recent years, the lower yields on bank deposit products have made alternative financial products more competitive with the Bank's traditional deposit products. During the year ended June 30, 1997, this competition caused the Bank's certificate of deposit accounts to decline $375,000 and non-certificate accounts to decline by $229,000. At June 30, 1997 and 1996, demand accounts, which consist of interest-bearing and noninterest-bearing NOW accounts, money market accounts and passbook accounts, were $3.7 million and $3.9 million, respectively. The general decrease in these accounts was primarily due to the increased competition from non-deposit accounts offering higher yields than traditional deposit products. The Bank intends to focus on increasing its core deposits in order to maintain a more stable deposit base. However, although the Bank has been competitively pricing its deposit products over the past two years, its core deposits have continued to decline.

The Bank had $6.0 million in outstanding advances or other borrowings at June 30, 1997 and had no outstanding advances or other borrowings at June 30, 1996. This increase is primarily attributable to management's decision to leverage its capital base. The Bank may continue such a strategy, until other earning asset growth fully utilizes its capital.

STOCKHOLDERS' EQUITY
The Company's stockholders' equity declined to $23.0 million at June 30, 1997 from $29.3 million at June 30, 1996. The decrease was primarily attributable to the return of capital distribution of $7.3 million during the period. Stockholders' equity also increased as a result of the Company's net income of $616,000 for the year ended June 30, 1997. In addition, stockholders' equity also increased by unrealized gains, net of taxes, for the Bank's securities which were held as available for sale. For the year ended June 30, 1997, the unrealized gain was $263,000, which was net of assumed taxes of $168,000, and for the year ended June 30, 1996, the unrealized gain was $144,000, which was net of assumed taxes of $92,000.

LIQUIDITY, CAPITAL RESOURCES AND REGULATORY CAPITAL

The Bank's primary source of funds are deposits, proceeds of principal and interest payments on loans, and principal and interest payments on mortgage-backed and related securities and investment securities. Although maturity and scheduled amortization of loans and investments are predictable sources of funds, deposit flows, mortgage loan prepayments and prepayments on mortgage-backed and related securities are influenced significantly by general interest rates, economic conditions and competition. During the years ended June 30, 1997 and 1996, rates in general declined only moderately and mortgage loan prepayments thus were fairly stable. For the years ended June 30, 1997 and 1996, the Bank reinvested loan and mortgage-backed and related securities repayments into new mortgage loan originations, primarily commercial and land development loans, and investment securities. In a period of rising interest rates, it is anticipated that mortgage loan prepayments will decrease, and any proceeds from such prepayments would be invested in higher yielding loans or investments which would have the effect of increasing interest income.

The Bank is required to maintain minimum levels of liquid assets under the Wisconsin Director of Savings and Loan's (the "Director") regulations for state-chartered savings banks. Savings banks are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain banker's acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) of not less than 8% of its average daily balance of net withdrawable accounts plus short-term borrowings. The Bank's liquidity ratios were 75.05% and 39.69%, at June 30, 1997 and 1996, respectively.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


The Company's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At June 30, 1997 and 1996, cash and cash equivalents were $3.0 million and $4.1 million, respectively. The decrease in cash and cash equivalents was attributable to the increase in mortgage loans originated during the year and for funds used for the special capital distribution.

Liquidity management for the Bank is both a daily and long-term component of the Bank's management strategy. The Bank maintains liquidity levels sufficient to accommodate normal deposit fluctuations and various funding needs, and to meet its asset and liability management objectives. Excess funds generally are invested in short-term investments.

The primary investing activity of the Bank is the origination of loans. For the years ended June 30, 1997 and 1996, respectively, the Bank originated $8.5 million and $9.3 million in mortgage loans. There were no sales or purchases of mortgage loans during these periods. The Bank also did not originate or purchase any mortgage-backed and related securities during these periods. During the years ended June 30, 1997 and 1996, respectively, the Bank received principal repayments on loans totaling $5.2 million and $5.0 million, and principal repayments on mortgage-backed and related securities of $115,000 and $221,000.

At June 30, 1997, the Bank had $1.9 million in outstanding loan commitments. The Bank had no commitments to purchase mortgage-backed and related securities at that date. The Bank anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at June 30, 1996 were $10.7 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Bank.

Effective June 7, 1993, the Bank converted from a state-chartered mutual savings and loan regulated by the OTS to a state-chartered mutual savings bank subject to regulation by the FDIC and the Wisconsin Department of Financial Institutions, Division of Savings and Loan. Applicable FDIC regulations require institutions to meet three capital standards: (i) "Tier 1 capital" in an amount not less than 3% of total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and (iii) "Total Capital" in an amount not less than 8% of risk-weighted assets. Wisconsin-chartered savings banks also are required to maintain a minimum capital to assets ratio of 6%. The percent of assets for Wisconsin regulatory capital purposes is based on total unconsolidated assets. See "Regulation" for a discussion of the Bank's regulatory capital requirements.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


A summary of the Bank's regulatory capital follows:

                                                                                       At June 30,
                                                                --------------------------------------------------------
                                                                          1996                            1997
                                                                ------------------------        ------------------------
                                                                              Percent of                      Percent of
                                                                Amount          Assets          Amount          Assets
                                                                ------        ----------        ------        ----------
Total capital under generally accepted accounting principals    $19,030         49.91%          $20,157         47.28%
                                                                =======         =====           =======         =====

Tier 1 capital leverage                                         $18,803         49.31%          $19,670         46.18%
Tier 1 capital leverage requirement                               1,144          3.00%            1,278          3.00%
                                                                -------         -----           -------         -----
Excess                                                          $17,659         46.31%          $18,392         43.18%
                                                                =======         =====           =======         =====

Tier 1 risk-based capital                                       $18,803         91.80%          $19,670         74.18%
Tier 1 risk-based capital requirement                               819          4.00%            1,061          4.00%
                                                                -------         -----           -------         -----
Excess                                                          $17,984         87.80%          $18,609         70.18%
                                                                =======         =====           =======         =====

Total risk-based capital                                        $18,929         49.64%          $19,817         46.52%
Total risk-based capital requirement                              1,639          8.00%            2,122          8.00%
                                                                -------         -----           -------         -----
Excess                                                          $17,290         41.64%          $17,695         38.52%
                                                                =======         =====           =======         =====

Wisconsin regulatory capital                                    $19,156         50.24%          $20,304         47.66%
Wisconsin regulatory capital requirement                          2,288          6.00%            2,556          6.00%
                                                                -------         -----           -------         -----
Excess                                                          $16,868         44.24%          $17,748         41.66%
                                                                =======         =====           =======         =====


Cash flows are categorized as to whether they relate to the operating, investing or financing activities of the Bank. Cash flow from operating activities include net income plus or minus non- cash income statement items and cash flow related to the origination and sale of mortgage loans held for sale. Cash flow from investing activities includes proceeds from the sale or maturity of investment securities, principal payments collected on loans and mortgage-backed and related securities, loan originations and purchases on investments and mortgage-backed and related securities. Cash flow from financing activities includes the increase or decrease in deposits, borrowings and escrows and common stock transactions. The amount of principal repayments on loans and mortgage-backed and related securities are heavily influenced by the general level on interest rates in the economy. During periods in which the Bank is unable to originate a sufficient amount of loans that it intends to retain, such as ARM loans and other loans with shorter terms, and during periods of high principal repayments, the Bank will increase liquid assets, with remaining amounts invested in mortgage-backed and related securities.

Deposits were $17.6 million and $18.2 million at June 30, 1997 and 1996, respectively. The Bank's certificates of deposit accounts at June 30, 1997 and 1996 were $13.9 million and $14.3 million, respectively, and demand accounts, which consist of NOW accounts, money market accounts and passbook accounts, were $3.7 million and $3.9 million, respectively, at June 30, 1997 and 1996. The decreases were due to the increased competition for nondeposit products offering higher yields than traditional deposit accounts.

DIVIDENDS

The Board of Directors of the Company authorized a special distribution of $3.00 per share to shareholders of record on November 8, 1996. A significant portion of the special distribution represented a non-taxable return of capital that resulted in a reduction in the cost basis of each share. Approximately $0.075 of the special distribution represented the payment of a cash dividend.

Declaration of future dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company and the Bank, capital requirements, regulatory limitations and the Bank's and the Company's financial condition and results of operations, tax considerations and general economic conditions. The payment of cash dividends

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


by the Bank to the Company will be subject to significant regulatory restrictions. No assurances can be given that any dividends will be paid or will continue to be paid.

COMMON STOCK REPURCHASE AND PURCHASE PROGRAMS

The Company adopted two share repurchase programs for its common stock on August 29, 1996 and June 20, 1997. The repurchase programs were adopted to improve earnings per share and return on equity, and represents an attractive investment alternative compared to other available investments. The repurchased shares will become treasury shares and will be used for general corporate purposes. The Company has notified the Wisconsin Department of Financial Institutions, Division of Savings and Loan and the FDIC of the repurchase program and has obtained regulatory approval for the program consistent with applicable regulations.

Under the August 29, 1996 program, the Company planned to purchase up to 5% of the outstanding shares of common stock, or approximately 128,117 shares, at prevailing market prices. Approximately 34,000 shares were repurchased at an approximate cost of $283,000. Under the June 20, 1997 program, up to 126,424 shares or 5% of the outstanding shares of common stock would be repurchased at prevailing market prices commencing in late July 1997.

Also on June 20, 1997, the Company announced that the administrators of the Reliance Savings Bank Recognition and Retention Plan (the "Retention Plan") will begin the open market purchase of up to 75,855 shares, or 3% of the outstanding shares of the Company's common stock, which will be used for awards under the Retention Plan. The purchase program calls for shares to be purchased at prevailing market prices over a six-month period of time commencing in late July 1997.

IMPACT OF INFLATION AND CHANGING PRICES

The Company's Consolidated Financial Statements and Notes thereto have been prepared in accordance with generally accepted accounting principles ("GAAP"), which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels on inflation. Interest rates do not necessarily move in the same direction or to the extent as the price of goods and services.

ACCOUNTING DEVELOPMENTS

In October, 1995, the FASB issued FAS 123, "Accounting for Stock Compensation". The statement encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. The resulting compensation cost would be shown as an expense on the income statement. FAS 123 is effective for calendar year 1996. However, companies will be required to include in that year's financial statements information about options granted in 1995. Companies can choose not to apply the new accounting method and continue to apply current accounting requirements, which generally result in no compensation cost for most fixed stock option plans. Those that do so, however, will be required to disclose in the notes to the financial statements what net income earnings per share would have been if they had followed the new accounting method. The Bank has elected to retain the accounting under APB Opinion No. 25.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities." The Statement focuses on the issues of accounting for transfers and servicing of financial assets, extinquishments of liabilities and financial assets subject to prepayment. SFAS No. 125 is effective for transfers and servicing of financial assets and extinquishments of liabilities occurring after December 31, 1996. The provisions of this statement for financial assets subject to prepayment is effective for financial assets held on or acquired after January 1, 1997. SFAS No. 125 is not expected to have a material impact on the financial position or results of operations of the Company.

FASB issued SFAS No. 128, "Earnings per Share." FASB No. 128 applies to (a) companies with common stock or potential common stock (such as options, warrants, or convertible securities) traded in a public market and (b) companies that have filed or are in the process of filing with a regulatory agency to sell securities in a public market. SFAS No. 128 requires companies to report earnings per share data using the weighted-average number of common shares outstanding during the period. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 may not be applied earlier.

ASSET/LIABILITY MANAGEMENT

The Bank's profitability, like that of most financial institutions, depends to a large extent upon its net interest income, which is the difference between the interest it earns on interest-earning assets, such as loans and investments, and the interest expense it pays on interest-bearing liabilities, such as deposits and borrowings. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institutions' interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it matures or re-prices within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or re-price within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or re-price within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities that mature or re-price within a specified time period. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets that mature or re-price within a specified time period. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap position would theoretically tend to result in an increase in net interest income while a positive gap would tend to affect net interest income adversely.

In an attempt to manage vulnerability to interest rate changes, management monitors the Bank's interest rate risk. The principal objective of the Bank's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk for the Bank given its operating environment, capital and liquidity requirements an performance objectives, and manage the risk consistent with board approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank monitors its interest rate risk as such risk relates to its operating strategies. The Bank's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends to the Board of Directors on a monthly basis and the Bank's interest rate risk position on a quarterly basis.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


Generally, the Bank utilizes the following strategies to manage interest rate risk: (i) emphasizing the origination of adjustable rate one- to four-family mortgage loans and non-one- to four-family mortgage loans (which typically are either adjustable rate or short-term) for its loan portfolio; (ii) holding primarily short-term mortgage-backed and related securities and investment securities, and (iii) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits.

By originating ARM loans and other mortgage loans with short to medium terms and investing in relatively short to medium term mortgage-backed and related securities and investment securities, the Bank has been able to reduce interest rate risk by more closely matching the terms and repricing characteristics of its assets and liabilities. Although the Bank has significantly increased its emphasis upon originating ARM loans and has been developing other types of mortgage loans with shorter average lives or terms and invests in mortgage-backed and related securities with shorter average lives, the level of the Bank's portfolio of fixed rate mortgage loans and investments with longer average lives continues to affect its gap position. The Bank's ARM loans also typically have annual and lifetime caps on interest rate increases, which reduces the extent to which they protect the Bank against interest rate risk. Further, mortgage-backed securities are subject to reinvestment risk. For example, during periods of falling interest rates, mortgage-backed securities are more likely to prepay, and the Bank may not be able to reinvest the proceeds from prepayments in securities or other assets with yields similar to those of the prepaying mortgage-backed securities. Mortgage-backed and related securities also are subject to extension risk, which is the risk that the effective maturity of the security may increase in a rising interest rate environment. The market value of a security with a longer maturity typically is more sensitive to changes in market rates of interest, and rising interest rates may have a more pronounced adverse effect on the market value of mortgage-backed and related securities than on other types of investment securities.

The Bank continues to closely monitor its interest rate risk as that risk relates to its strategies. At June 30, 1997, total interest-earning assets maturing or re-pricing within one year exceeded total interest-bearing liabilities maturing or re-pricing in the same period by $6.7 million, representing a positive cumulative one year gap ratio of 14.22%. With a positive gap position, during periods of rising interest rates, it is projected that the cost of the Bank's interest-bearing liabilities would rise slower than the yield on its interest-earning assets, which would have a positive effect upon net interest income. The opposite effect on net interest income would occur in periods of falling interest rates. The Bank also could experience substantial prepayments of its fixed rate mortgage loans in periods of falling interest rates, which would likely result in the reinvestment of such proceeds at market rates which are lower than current rates.

ASSET/LIABILITY MANAGEMENT SCHEDULE

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities at June 30, 1997, which are anticipated by the Company to mature or reprice in each of the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. It is intended to provide an approximation of the projected repricing of assets and liabilities at June 30, 1997 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable rate loans and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans. For loans on residential properties, adjustable rate loans and fixed rate loans are projected to prepay at rates between 15% and 30% annually. Prepayment assumptions are based on OTS prepayment assumptions

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


of 10% - 30% based on loan type.  Mortgage-backed and related securities are
projected to prepay at rates    between 23% and 29% annually.  Money market
savings accounts, passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates between 40% and 70% annually.

                                                                            At June 30, 1997
                                         -------------------------------------------------------------------------------------
                                                                         More          More Than
                                         Within         Four to        Than One          Three           Over
                                         Three          Twelve         Year to          Years to         Five
                                         Months         Months        Three Years      Five Years        Years           Total
                                         ------         -------       -----------      ----------        -----           -----
                                                                         (Dollars in thousands)
Interest-earning assets(1)
  Mortgage loans(2)
    Fixed                               $ 1,504         $ 4,021         $ 3,753         $ 1,442         $ 7,872         $18,592
    Variable                                978           5,392           2,284              --              --           8,654
  Consumer loans(2)                          17              53             151              95              39             355
  Mortgage-backed securities                  8              24              74              83             497             686
  Investment securities
    and other assets                     10,264           1,007           3,083              99           2,937          17,390
                                        -------         -------         -------         -------         -------         -------
  Total interest-earning assets         $12,771         $10,497         $ 9,345         $ 1,719         $11,345         $45,677
                                        =======         =======         =======         =======         =======         =======

Interest-bearing liabilities
  Deposits(3)
    NOW Accounts                        $    13         $    38         $    49         $    17         $    10         $   127
    Money market accounts                   183             548             124              45              25             925
    Passbook accounts                       266             798           1,022             368             207           2,661
    Certificates of deposit               3,980           6,756           2,807             289              51          13,883
    Borrowings                            2,008           2,000           2,000              --              --           6,008
                                        -------         -------         -------         -------         -------         -------
  Total interest-bearing liabilities    $ 6,450         $10,140         $ 6,002         $   719         $   293         $23,604
                                        =======         =======         =======         =======         =======         =======

Excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities          $ 6,321         $   357         $ 3,343         $ 1,000         $11,052         $22,073
                                        =======         =======         =======         =======         =======         =======

Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities          $ 6,321         $ 6,678         $10,021         $11,021         $22,073         $22,073
                                        =======         =======         =======         =======         =======         =======

Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as
  a percent of total assets              13.45%          14.21%          21.32%          23.44%          46.95%          46.95%
                                        =======         =======         =======         =======         =======         =======

(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to take into account estimated prepayments utilizing OTS prepayment assumptions of 10% - 30% based on loan type.

(2) Balances have been reduced for undisbursed loan proceeds, unearned interest, deferred loan fees and allowances for loan losses, which aggregated $2,188,000 at June 30, 1997. Consumer loans include home equity loans.

(3) Although the Bank's negotiable order of withdrawal ("NOW") accounts, money market accounts and passbook accounts generally are subject to immediate withdrawal, management considers a certain amount of such accounts to be core deposits have significantly longer effective maturities and times to repricing based on the Bank's historical retention of such deposits in changing interest rate environments. NOW accounts, passbook savings accounts and money market accounts have been assumed to be withdrawn at annual rates of 40%, 40% and 79%, respectively, of the declining balance of such accounts during the period shown. The withdrawal rates are higher than the Bank's historical rates but are considered by management to be more indicative of expected withdrawal rates currently. If all of the Bank's NOW accounts, passbook savings and money market deposit accounts

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


     had been assumed to be subject to repricing within one year, the one-year cumulative excess of interest-earning assets over interest-bearing liabilities would have been $15.4 million of 32.67% of total assets.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans and mortgage-backed securities, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of ARM loans and mortgage-backed securities in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to the exercise of conversion options and refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average statements of financial condition and the statements of income for the years ended June 30, 1997, 1996 and 1995, and reflects the average yield on assets and average cost of liabilities for the periods indicated.

                                                                          Year Ended June 30,
                                                -----------------------------------------------------------------------
                                                              1995                                   1996
                                                --------------------------------       --------------------------------
                                                Average                  Average       Average                  Average
                                                Balance     Interest      Yield        Balance     Interest      Yield
                                                -------     --------     -------       -------     --------     -------
                                                                         (Dollars in thousands)
Assets:
  Interest-earning assets:
    Loans                                       $20,199      $ 1,720       8.52%       $22,079      $ 1,887       8.55%
    Mortgage-backed and related securities          996          106      10.64%           895           84       9.39%
    Investment and other securities              10,996          618       5.62%        12,444          743       5.97%
    Federal Home Loan Bank stock                    138            9       6.52%           153           10       6.54%
                                                -------      -------      -----        -------      -------      -----
  Total interest-earning assets(1)               32,329        2,453       7.59%        35,571        2,724       7.66%
                                                                          =====                                  =====
  Noninterest earning assets                        604           --                     1,021           --
                                                -------      -------                   -------      -------

Total assets                                    $32,933      $ 2,453                   $36,592      $ 2,724
                                                =======      =======                   =======      =======

Liabilities and Retained Earnings:
  Interest-bearing liabilities:
    Total deposits                              $22,696      $ 1,059       4.67%       $21,167      $ 1,146       5.41%
    Advances from borrowers for
      taxes and insurance                           448            6       1.34%             7           --         --
    Borrowings                                      280           18       6.43%           134            7       5.22%
                                                -------      -------      -----        -------      -------      -----
  Total interest-bearing liabilities             23,424        1,083       4.62%        21,308        1,153       5.41%
                                                                          =====                                  =====
  Noninterest bearing liabilities                   126           --                       387           --
  Retained Earnings                               9,383           --                    14,897           --
                                                -------      -------                   -------      -------

Total liabilities and retained earnings         $32,933      $ 1,083                   $36,592      $ 1,153
                                                =======      =======                   =======      =======

Net interest income/                                         $ 1,370                                $ 1,571
                                                             =======                                =======
  interest rate spread(2)                                                  2.97%                                  2.25%
                                                                          =====                                  =====

Net interest-earning assets/                    $ 8,905                                $14,263
                                                =======                                =======
  net interest margin(3)                                                   4.24%                                  4.42%
                                                                          =====                                  =====

Average interest-earning assets to
  average interest-bearing liabilities                        138.0%                                 166.9%
                                                             =======                                =======

                                                      Year Ended June 30,
                                                --------------------------------
                                                              1997
                                                --------------------------------
                                                Average                  Average
                                                Balance     Interest      Yield
                                                -------     --------     -------
                                                     (Dollars in thousands)

Assets:
  Interest-earning assets:
    Loans                                       $25,290      $ 2,230       8.82%
    Mortgage-backed and related securities          716           68       9.50%
    Investment and other securities              19,156        1,162       6.07%
    Federal Home Loan Bank stock                    168           12       7.14%
                                                -------      -------      -----
  Total interest-earning assets(1)               45,330        3,472       7.66%
                                                                          =====
  Noninterest earning assets                      1,273           --
                                                -------      -------

Total assets                                    $46,603      $ 3,472
                                                =======      =======

Liabilities and Retained Earnings:
  Interest-bearing liabilities:
    Total deposits                              $17,971      $   911       5.07%
    Advances from borrowers for
      taxes and insurance                            --           --          --
    Borrowings                                    3,025          161       5.32%
                                                -------      -------      -----
  Total interest-bearing liabilities             20,996        1,072       5.11%
                                                                          =====
  Noninterest bearing liabilities                   403           --
  Retained Earnings                              25,204           --
                                                -------      -------

Total liabilities and retained earnings         $46,603      $ 1,072
                                                =======      =======

Net interest income/                                         $ 2,400
                                                             =======
  interest rate spread(2)                                                  2.55%
                                                                          =====

Net interest-earning assets/                    $24,334
                                                =======
  net interest margin(3)                                                   5.29%
                                                                          =====

Average interest-earning assets to
  average interest-bearing liabilities                        215.9%
                                                             =======

Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived principally from average daily balances and include non-accruing loans. The yields and costs

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF
                          RELIANCE BANCSHARES, INC.


include fees which are considered adjustments to yields. The amount of interest income resulting from the recognition of loan fees was $68,000, $22,000 and $34,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Interest income on nonaccruing loans is reflected in the period it is collected and not in the periods it is earned. Such amounts are not material to net interest income or net change in net interest income in any period. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

RATE/VOLUME ANALYSIS

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (change in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                               Year Ended June 30, 1996                        Year Ended June 30, 1995
                                                     Compared to                                     Compared to
                                               Year Ended June 30, 1997                        Year Ended June 30, 1996
                                        --------------------------------------          --------------------------------------
                                                  Increase(Decrease)                              Increase (Decrease)
                                                        Due to                                          Due to
                                        --------------------------------------          --------------------------------------
                                         Rate           Volume           Net             Rate           Volume           Net
                                        ------          ------          ------          ------          ------          ------
                                                                        (Dollars in thousands)
Interest-earning assets:
  Loans                                 $   62          $  281          $  343          $    6          $  161          $  167
  Mortgage-backed and
    related securities                       1             (17)            (16)            (11)            (11)            (22)
  Investments and other
    securities                              12             407             419              40              85             125
  Federal Home Loan
    Bank stock                               1               1               2              --               1               1
                                        ------          ------          ------          ------          ------          ------

Total interest-earning assets           $   76          $  672          $  748          $   35          $  236          $  271
                                        ======          ======          ======          ======          ======          ======

Interest-bearing liabilities:
  Total deposits                        $  (70)         $ (165)         $ (235)         $  164          $  (77)         $   87
  Advances from borrowers
    for taxes and insurance                 --              --              --              (3)             (3)             (6)
  Borrowings                                --             154             154              (3)             (8)            (11)
                                        ------          ------          ------          ------          ------          ------

Total interest-bearing liabilities      $  (70)         $  (11)         $  (81)         $  158          $  (88)         $   70
                                        ======          ======          ======          ======          ======          ======

Net change in net interest income       $  146          $  683          $  829          $ (123)         $  324          $  201
                                        ======          ======          ======          ======          ======          ======

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Reliance Bancshares, Inc.
Milwaukee, Wisconsin


We have audited the accompanying consolidated statements of financial condition of RELIANCE BANCSHARES, INC. as of June 30, 1997 and 1996, and the related consolidated statements of income, retained earnings, and cash flows for the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RELIANCE BANCSHARES, INC. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.






                                        Meier, Clancy, George & Co. LLP
                                        Certified Public Accountants

Brookfield, Wisconsin
July 18, 1997

                           RELIANCE BANCSHARES, INC.

                 Consolidated Statements of Financial Condition


                                                                                               June 30,
                                                                                        ----------------------
                                                                                         1997            1996
                                                                                        -----            -----
                                                                                        (Dollars in thousands)
Assets
   Cash                                                                            $         829        $       98
   Cash equivalent interest-bearing deposits                                               2,219             3,957
                                                                                   -------------        ----------
      Total cash and cash equivalents                                                      3,048             4,055
   Investments
      Certificates of deposit - at cost                                                      294               294
      Investment securities available for sale, at fair value                             11,481             7,882
      Investment securities held to maturity (estimated market
         value of $3,202 in 1997 and $11,161 in 1996)                                      3,189            11,178
      Mortgage-backed and related securities (estimated market
         value of $732 in 1997 and $852 in 1996)                                             685               800
      Federal Home Loan Bank stock - at cost                                                 200               157
   Loans receivable - net                                                                 27,601            22,931
   Accrued interest receivable                                                               182               173
   Office properties and equipment                                                            86                84
   Prepaid expenses and other assets                                                         243               198
                                                                                   -------------        ----------
         Total assets                                                              $      47,009        $   47,752
                                                                                   =============        ==========
Liabilities and Equity
   Deposit accounts                                                                $      17,596        $   18,200
   Borrowed funds                                                                          6,008                --
   Income taxes:
      Current                                                                                 --                 5
      Deferred                                                                               197                94
   Accrued and other liabilities
      Interest                                                                                32                33
      Other                                                                                  210                72
                                                                                   -------------        ----------
         Total liabilities                                                                24,043            18,404

Commitments and contingencies                                                                 --                --

Stockholders' equity
   Common stock of $1 par value; 6,000,000 shares authorized;
      2,562,344 shares issued and outstanding                                              2,562             2,562
   Additional paid-in-capital                                                              9,947            17,225
   Unearned ESOP compensation                                                               (449)             (713)
   Unrealized gain on securities available for sale,
      net of applicable deferred income taxes                                                490               227
   Retained earnings - substantially restricted                                           10,471            10,047
   Treasury stock, at cost, 6,519 and -0- shares                                             (55)               --
                                                                                   -------------        ----------
      Total stockholders' equity                                                          22,966            29,348
                                                                                   -------------        ----------
         Total liabilities and stockholders' equity                                $      47,009        $   47,752
                                                                                   =============        ==========



See accompanying notes to consolidated financial statements.

                           RELIANCE BANCSHARES, INC.

                       Consolidated Statements of Income





                                                                                                Years Ended June 30,
                                                                                   -----------------------------------------------
                                                                                        1997           1996                   1995
                                                                                   ------------------------------------------------
                                                                                     (Dollars in thousands, except per share data)
Interest and dividend income:
    Mortgage loans                                                                    $   2,230      $     1,886       $    1,719
    Investment securities                                                                 1,162              743              618
    Mortgage-backed and related securities                                                   68               84              106
    Other loans                                                                              --                1                1
    Dividends on stock in Federal Home Loan Bank                                             12               10                9
                                                                                      ---------      -----------       ----------
        Total interest and dividends                                                      3,472            2,724            2,453
                                                                                      ---------      -----------       ----------
Interest expense:
    Deposits and escrows                                                                    911            1,146            1,065
    Notes payable and other borrowings                                                      161                7               18
                                                                                      ---------      -----------       ----------
        Total interest expense                                                            1,072            1,153            1,083
                                                                                      ---------      -----------       ----------
        Net interest income                                                               2,400            1,571            1,370
Provision for loan losses                                                                    22               22               22
                                                                                      ---------      -----------       ----------
    Net interest income after provision for loan losses                                   2,378            1,549            1,348
                                                                                      ---------      -----------       ----------
Noninterest income:
    Gain (loss) on sale of investments                                                        2               (3)             (11)
    Other income                                                                             23                9               10
    Loan fees and service charges                                                            11               11                9
                                                                                      ---------      -----------       ----------
       Total noninterest income                                                              36               17                8
                                                                                      ---------      -----------       ----------
       Operating income                                                                   2,414            1,566            1,356
                                                                                      ---------      -----------       ----------

Noninterest expense:
    Compensation and benefits                                                               764              358              313
    Occupancy                                                                                30               30               31
    Advertising                                                                               7                7               18
    Furniture and equipment                                                                  14               22               20
    Federal insurance premiums                                                              162               50               54
    Professional services                                                                   186               31               28
    Data processing                                                                          72               70               67
    Stationery, communications, and other operating expenses                                 96               60               59
    Directors' fees and expenses of directors, officers
        and employees                                                                       100               93               90
                                                                                      ---------      -----------       ----------
            Total noninterest expense                                                     1,431              721              680
                                                                                      ---------      -----------       ----------
            Income before income taxes                                                      983              845              676
                                                                                      ---------      -----------       ----------
Income taxes:
    Current                                                                                 433              336              298
    Deferred                                                                                (66)              (5)             (27)
                                                                                      ---------      -----------       ----------
        Total income taxes                                                                  367              331              271
                                                                                      ---------      -----------       ----------
        Net income                                                                    $     616      $       514       $      405
                                                                                      =========      ===========       ==========
Earnings per share                                                                    $    0.25      $      0.21       $      N/A
                                                                                      =========      ===========       ==========





See accompanying notes to consolidated financial statements.

                                    RELIANCE BANCSHARES, INC.

                           Consolidated Statement of Stockholders' Equity

                                      (Dollars in Thousands)


                                                                                                    Unrealized
                                                                                                    Gain (Loss)
                                                                                                         on
                                                                                                     Securities
                                                                                                      Available
                                                                                                    for Sale, Net
                                                                    Additional      Unearned        of Applicable
                                                       Common        Paid-in          ESOP            Deferred
                                                        Stock        Capital       Compensation     Income Taxes
                                                       ------       --------       ------------     -------------
Balances at June 30, 1994                             $    --        $    --       $   --          $     12
Net income                                                 --             --           --                --
Change in unrealized gain (loss) on securities
   available for sale, net of applicable deferred
   income taxes of $46                                     --             --           --                71
                                                      -------        -------       ------          --------
Balances at June 30, 1995                                  --             --           --                83
Sale of 2,562,344 shares of common stock
   at $8 per share, net of related expenses             2,562         17,225         (713)               --
Net income                                                 --             --           --                --
Change in unrealized gain (loss) on securities
   available for sale, net of applicable deferred
   income taxes of $92                                     --             --           --               144
                                                      --------       -------       ------          --------
Balances at June 30, 1996                               2,562         17,225         (713)              227
Net income                                                 --             --           --                --
Cash dividend ($3.00 per share)                            --         (7,374)         249                --
Purchase of treasury stock                                 --             --           --                --
Issuance of treasury stock for retention plan              --            (15)          --                --
Amortization of unearned ESOP compensation                 --            111           15                --
Change in unrealized gain (loss) on securities
   available for sale, net of applicable deferred
   income taxes of $169                                    --             --           --               263
                                                      -------       --------       ------          --------
Balances at June 30, 1997                             $ 2,562       $  9,947       $ (449)         $    490
                                                      =======       ========       ======          ========

                                                            Retained                 Treasury
                                                            Earnings                  Stock         Total
                                                            --------                 --------       -----
Balances at June 30, 1994                                  $      9,128           $      --          $ 9,140
Net income                                                          405                  --              405
Change in unrealized gain (loss) on securities
   available for sale, net of applicable deferred
   income taxes of $46                                               --                  --               71
                                                           ------------           ---------          -------
Balances at June 30, 1995                                         9,533                  --            9,616
Sale of 2,562,344 shares of common stock
   at $8 per share, net of related expenses                          --                  --           19,074
Net income                                                          514                  --              514
Change in unrealized gain (loss) on securities
   available for sale, net of applicable deferred
   income taxes of $92                                               --                  --              144
                                                           ------------           ---------          -------

Balances at June 30, 1996                                        10,047                  --           29,348
Net income                                                          616                  --              616
Cash dividend ($3.00 per share)                                     192                  --           (7,317)
Purchase of treasury stock                                           --                (283)            (283)
Issuance of treasury stock for retention plan                        --                 228              213
Amortization of unearned ESOP compensation                           --                  --              126
Change in unrealized gain (loss) on securities
   available for sale, net of applicable deferred
   income taxes of $169                                              --                  --              263
                                                           ------------           ---------          -------
Balances at June 30, 1997                                  $     10,471           $     (55)    $     22,966
                                                           ============           =========     ============








See accompanying notes to consolidated financial statements.

                           RELIANCE BANCSHARES, INC.

                     Consolidated Statements of Cash Flows





                                                                                        Years Ended June 30,
                                                                                -------------------------------------
                                                                                 1997           1996            1995
                                                                                -------------------------------------
                                                                                        (Dollars in thousands)
Cash flows from operating activities:
   Net income                                                                   $    616      $    514       $    405
   Adjustments to reconcile net income to net cash provided (used)
         by operating activities:
      Provision for depreciation                                                      18            23             25
      Provision for loan losses                                                       22            22             20
      Amortization of premiums, discounts and fees - net                             (79)          (33)           (52)
      ESOP expenses                                                                  126            --             --
      Increase (decrease) in income taxes payable                                     (5)          (59)           131
      Provision for (reduction of) deferred income taxes                             (66)           (4)           (27)
      (Increase) decrease in interest receivable                                      (9)          (78)            (7)
      Net increase (decrease) in accrued/other liabilities                           126            15             14
      Net (increase) decrease in prepaid expense and other assets                    (31)            9           (188)
      Loss (gain) on investments                                                      (2)            3             11
                                                                                --------      --------       --------
          Net cash provided (used) by operating activities                           716           412            332

Cash flows from investing activities:
   Purchases of Federal Home Loan Bank stock                                         (43)           (5)           (14)
   Proceeds from sale/maturities of investment securities                         12,652         6,939          3,135
   Purchase of investment securities                                              (7,818)      (17,182)        (1,000)
   Net (increase) decrease in loans                                               (4,624)       (1,896)        (1,967)
   Principal payments collected on mortgage-backed securities                        115           220            273
   Purchase of fixed assets                                                          (20)           --            (20)
   Proceeds from real estate in judgement                                             --            --             78
                                                                                --------      --------       --------
          Net cash provided (used) by investing activities                           262       (11,924)           485

Cash flows from financing activities:
   Net proceeds from issuance of common stock                                         --        19,074             --
   Purchase of treasury stock                                                       (283)           --             --
   Treasury stock issued                                                             213            --             --
   Repayments of short-term borrowing                                                 --          (650)        (8,190)
   Proceeds from short-term borrowing                                              4,000           650          8,190
   Proceeds from securities sold under repurchase agreements                       4,053            --             --
   Payments on securities sold under repurchase agreements                        (2,046)           --             --
   Cash dividend                                                                  (7,317)           --             --
   Increase (decrease) in advance payments by borrowers                               --          (172)          (306)
   Increase (decrease) in deposit accounts                                          (605)       (4,112)          (955)
                                                                                --------      --------       --------
          Net cash provided (used) by financing activities                        (1,985)       14,790         (1,261)
                                                                                --------      --------       --------
          Increase (decrease) in cash and cash equivalents                        (1,007)        3,278           (444)
Cash and cash equivalents at beginning of year                                     4,055           777          1,221
                                                                                --------      --------       --------
Cash and cash equivalents at end of year                                        $  3,048      $  4,055       $    777
                                                                                ========      ========       ========



See accompanying notes to consolidated financial statements.

                           RELIANCE BANCSHARES, INC.

                     Consolidated Statements of Cash Flows





                                                                                         Years Ended June 30,
                                                                                 -------------------------------------
                                                                                   1997            1996         1995
                                                                                 -------------------------------------
                                                                                        (Dollars in thousands)
Supplemental cash flow information
   Cash paid during the period for:
      Interest on deposit accounts                                               $   148         $  183       $   184
      Income taxes                                                                   438            395           233
      Interest on borrowings                                                         161              7            18

   Noncash investing activities:
      Loans transferred to foreclosed properties and real
         estate in judgment                                                           --             --            --

      Total increase in unrealized gain on securities available-
          for-sale                                                                   432            236            118

Accounting Policies Note:       Cash equivalents include demand deposits at
                                other financial institutions and the Federal
                                Home Loan Bank.



See accompanying notes to consolidated financial statements.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Reliance Bancshares, Inc. and Subsidiary (the Company) conform to generally accepted accounting principles and prevailing practices within the thrift industry. A summary of the more significant accounting policies follows:

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Reliance Bancshares, Inc. and its wholly-owned subsidiary, Reliance Savings Bank (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

BUSINESS

Reliance Bancshares, Inc. provides a full range of financial services to individual customers in southeastern Wisconsin through its wholly-owned insured banking subsidiary, Reliance Savings Bank. The Bank is a state chartered stock savings bank which conducts its business through one facility. The Bank emphasizes permanent and construction loans secured by real estate. The Bank's primary deposit products are savings accounts and certificates of deposit.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS IN SECURITIES

The Company's investments in securities are classified in two categories and accounted for as follows:

    SECURITIES HELD TO MATURITY - Debt and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

    SECURITIES AVAILABLE FOR SALE - Securities available for sale consist of equity securities and certain debt and mortgage-backed securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized, if judged to be temporary.

The Company does not hold any trading securities at June 30, 1997.

Gains and losses on the sale of securities available for sale are determined using the specific identification method.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MORTGAGED-BACKED SECURITIES

The Company has a portfolio of mortgage-backed certificates which bear interest at stated rates ranging from 8.5% to 15% and which mature between 2005 and 2020. Most of the pools were acquired at a discount; a few were acquired at a nominal premium. Mortgage-backed certificates acquired at a discount after July 1, 1982 are being amortized and included in the Company's gross income using the interest method. Prior year discounts are being amortized on a straight-line basis over eleven to twelve years. The difference in prior year discount amortization on a straight-line basis versus the interest method is not material. The Company will continue to amortize discounts on mortgage-backed certificates purchased prior to July 1, 1982 on a straight-line basis. Premium amortizations are not material in amount. The Company has adequate liquidity and capital, and it is generally management's intention to hold such assets to maturity. Should any be sold, gains and losses will be recognized based on the specific identification method.

At June 30, 1997 and 1996, the Company had no outstanding commitments to sell loans or securities.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

INTEREST ON LOANS

Interest on loans is recorded as income as the borrowers' payments become due. Interest collected in advance of the payment due date is deferred until the payment is due. Uncollected interest on loans in excess of 90 days delinquent is fully reserved (June 30, 1997 - $0, June 30, 1996 - $0).

LOAN-ORIGINATION FEES AND RELATED COSTS

Prior to July 1, 1988, the Bank recognized loan origination fees as income over a period of ten years at ten percent a year, the related costs associated with these loans were expensed as incurred.

Loan fees received on or after July 1, 1988, are accounted for in accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

Accordingly, loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life of the related loans.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are stated at cost less accumulated depreciation and include expenditures for new facilities and items which substantially increase the useful lives of existing buildings and equipment. Building and equipment are depreciated on the straight-line method over the estimated lives of the assets. Expenditures for normal repairs and maintenance are charged to operations as incurred. When properties are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recorded in income. The estimated useful lives used to compute depreciation for financial reporting purposes are as follows:

      Office, buildings and improvements                        10 - 42 years

      Furniture, fixtures and equipment                          5 - 10 years

      Automobile                                                      6 years

INCOME TAXES

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities result primarily from the Company and the Bank reporting taxable income using the cash basis method of accounting which differs from the accrual method used in reporting income on the financial statements, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse.

REAL ESTATE OWNED/REAL ESTATE IN JUDGMENT

Property acquired in settlement of loans is recorded at the lower of the related principal balance upon foreclosure or its fair value. Costs of developing and improving such properties are to be capitalized. Expenses related to holding such real estate, net of rental and other income, are charged against income as incurred. A provision for estimated losses is recorded when it is known that the net realizable value is less than the carrying value.

Profit on the sale of real estate is recognized as income in the year sold only to the extent that cash is received. Excess profit, if any, is deferred and recognized as income as principal payments are made on the loan or contract.

EARNINGS PER SHARE

On April 18, 1996, Reliance Savings Bank converted from a state-chartered mutual savings bank to a state-chartered stock savings bank with the concurrent formation of a holding company. As part of this conversion, Reliance Bancshares, Inc. sold 2,562,344 shares of stock.

Earnings per share are based on the weighted average number of common shares outstanding during each period and common stock equivalent shares, using the treasury share method. ESOP shares that are committed to be released are considered to be outstanding. Primary and fully diluted earnings per share are the same. The common stock equivalents consist entirely of stock options. The resulting weighted average number of shares used in computing earnings per share for the year ended June 30, 1997 is 2,456,131 shares of common stock.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Earnings per share of common stock for the year ended June 30, 1996, were computed based on consolidated net income and weighted average outstanding shares of common stock computed as if Reliance Bancshares, Inc. initial public offering had taken place on July 1, 1995. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of July 1, 1995. Uncommitted ESOP shares (89,125) were not included in the weighted average outstanding shares per SOP 93-6. The resulting weighted average number of shares of common stock is 2,473,219.

Earnings per share are not presented for the year ended June 30, 1995, as Reliance Bancshares, Inc. first issued stock on April 18, 1996.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to retain the accounting under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting under SFAS No. 123 had been applied. Reliance Bancshares, Inc. has elected to retain the intrinsic value based method of accounting.
See Note 13 for additional information concerning SFAS No. 123.

RECLASSIFICATIONS

Certain prior year items have been reclassified to conform to current year presentation.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - INVESTMENT SECURITIES AVAILABLE FOR SALE

The carrying value (amortized cost) and estimated market values of investment securities available-for-sale are as follows:



                                                                    June 30, 1997
                                                 -------------------------------------------------
                                                               Gross           Gross    Estimated
                                                 Amortized   Unrealized     Unrealized   Market
                                                    Cost       Gains           Losses    Value
                                                 ---------   ----------     ----------  ----------
                                                               (Dollars in thousands)
Equity securities - common stock                 $      28   $     918      $     --    $      946

U. S. Government and other marketable securities     5,122          12             2         5,132

Equity securities - mutual funds                     5,525          --           122         5,403
                                                 ---------   ---------      --------    ----------
Total                                            $  10,675   $     930      $    124    $   11,481
                                                 =========   =========      ========    ==========



                                                                    June 30, 1996
                                                 -------------------------------------------------
                                                               Gross           Gross    Estimated
                                                 Amortized   Unrealized     Unrealized   Market
                                                    Cost       Gains           Losses    Value
                                                 ---------   ----------     ----------  ----------
                                                               (Dollars in thousands)

Equity securities - common stock                 $      28   $     549      $     --    $      577

Corporate debt securities                            1,955          --            --         1,955

Equity securities - mutual funds                     5,525          --           175         5,350
                                                 ---------   ---------      --------    ----------
                                                 $   7,508   $     549      $    175    $    7,882
                                                 =========   =========      ========    ==========

Detail of sales of investment securities available-for-sale are as follows:

                                                       Proceeds
                                                         from           Gross          Gross
                                                         Sales          Gains          Losses
                                                       --------------------------------------
                                                                 (Dollars in thousands)
Year Ended:
  June 30, 1997                                        $     3,652  $            2  $      --
  June 30, 1996                                                500              --          3
  June 30, 1995                                                750              --         11

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES HELD-TO-MATURITY

The amortized cost and estimated market values of investment securities held-to-maturity are as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                          June 30, 1997
                                    -----------------------------------------------------------------------------------------
                                                                 Gross                  Gross                   Estimated
                                        Amortized             Unrealized              Unrealized                  Market
                                          Cost                  Gains                   Losses                    Value
                                    ------------------    ------------------     ------------------          -----------------
                                                                      (Dollars in thousands)

U.S. Treasury obligations and
  obligations of U.S. agencies      $           3,189    $              13      $             --           $           3,202
                                     =================    =================      =================           ================
                                                                           June 30, 1996
                                    -----------------------------------------------------------------------------------------
                                                                 Gross                  Gross                   Estimated
                                        Amortized             Unrealized              Unrealized                  Market
                                           Cost                  Gains                  Losses                    Value
                                    ------------------    -----------------       ----------------           ----------------
                                                                      (Dollars in thousands)

U.S. Treasury obligations and
  obligations of U.S. agencies      $          11,178    $               5      $              22           $         11,161
                                     =================    =================      =================           ================
-----------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities on those securities where the borrowers may have the right to call or prepay obligation with or without call or prepayment penalties.

Contractual maturities are as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                                                           June 30,
                                   ---------------------------------------------------------------------------------------------
                                                      1997                                              1996
                                   ---------------------------------------------------------------------------------------------
                                                              Estimated                                       Estimated
                                        Amortized              Market              Amortized                    Market
                                          Cost                 Value                  Cost                       Value
                                    ------------------    ------------------      -----------------          ----------------
                                                                   (Dollars in thousands)

Within one year or no maturity      $             --       $            --         $           498             $         499
Greater than one year but less
  than five years                              2,989                  3,001                  8,480                     8,459
Greater than five years but less
  than ten years                                  --                     --                  1,000                     1,000
Greater than ten years                           200                    201                  1,200                     1,204
                                    -----------------      ----------------        ---------------             -------------
                                    $          3,189       $          3,202        $        11,178             $      11,162
       Total                        =================      ================        ===============             =============
------------------------------------------------------------------------------------------------------------------------------


There were no sales of investment securities held-to-maturity during the years ended June 30, 1997and 1996.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES AND RELATED SECURITIES

The amortized cost and estimated market value of mortgage-backed and related securities are summarized as follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                                          June 30, 1997
                                   --------------------------------------------------------------------------------------------
                                                                 Gross                  Gross                   Estimated
                                        Amortized             Unrealized              Unrealized                  Market
                                          Cost                  Gains                   Losses                    Value
                                    ------------------    ------------------     ------------------          ------------------
                                                                      (Dollars in thousands)
Participation Certificates:
  Government National
    Mortgage Association           $             588      $              48       $               --          $             616
  Collateralized Mortgage Obligation             100                     --                        3                         97
  Federal Home Loan Mortgage
    Corporation                                   17                      2                       --                         19
                                    -----------------      -----------------       -----------------           ----------------
Total mortgage-backed securities    $             685      $              50       $               3           $            732
                                    =================      =================       =================           ================
                                                                          June 30, 1996
                                    -------------------------------------------------------------------------------------------
                                                                 Gross                  Gross                   Estimated
                                        Amortized             Unrealized              Unrealized                  Market
                                          Cost                  Gains                   Losses                    Value
                                    ------------------    ------------------     ------------------          ------------------
                                                                      (Dollars in thousands)
Participation Certificates:
  Government National
    Mortgage Association            $             679                     56                      --            $           735
  Collateralized Mortgage Obligation              100                     --                       5                         95
  Federal Home Loan Mortgage
    Corporation                                    21                      1                      --                         22
                                    -----------------      -----------------       -----------------           ----------------
Total mortgage-backed securities    $             800                     57                       5            $           852
                                    =================      =================       =================           ================
-------------------------------------------------------------------------------------------------------------------------------


There were no sales of mortgage-backed securities during the years ended June 30, 1997 and 1996.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE

Loans receivable are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                                       June 30,
                                                        --------------------------------------------------------------------
                                                                        1997                               1996
                                                        --------------------------------------------------------------------
                                                                                  (Dollars in thousands)

First mortgage loans:
  One-to-four family residential                          $         11,035                         $      10,745
  Multi-family residential                                           4,604                                 4,585
  Commercial                                                         5,376                                 4,163
  Construction                                                       8,420                                 6,701
Consumer and other loans:
  Savings account                                                        2                                     7
  Second mortgages                                                     355                                   356
    Total loans                                           ----------------                         -------------
                                                                    29,792                                26,557
                                                          ----------------                         -------------
Less:
  Undisbursed loan proceeds                                          1,890                                 3,366
  Deferred loan fees                                                   154                                   134
  Allowance for loan losses                                            147                                   126
                                                          ----------------                         -------------
                                                                     2,191                                 3,626
                                                          ----------------                         -------------
                                                          $         27,601                         $      22,931
    Loans receivable - net                                ================                         =============
                                                        --------------------------------------------------------------------

--------------------------------------------------------------------------------
Activity in the allowance for loan losses is summarized as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended June 30,
                                                        --------------------------------------------------------------------
                                                                1997                 1996                    1995
                                                        --------------------------------------------------------------------
                                                                               (Dollars in thousands)
Balance at beginning of year                              $            126          $            104        $         84

   Provisions charged against income                                    21                        22                  22
   Charge-offs and recoveries - net                                     --                        --                  (2)
                                                          ----------------          ----------------        ------------
Balance at end of year                                    $            147          $            126        $        104
                                                          ================          ================        ============
----------------------------------------------------------------------------------------------------------------------------

The existing allowance for loan losses is considered neither inadequate nor excessive relative to credit risk.

Loans receivable from officers and directors aggregated $154,801, and $158,620 at June 30, 1997 and 1996.

The Bank did not have any specific allowance for loan losses at June 30, 1997 and 1996. The Bank's policy is to set up a specific loss allowance when it becomes evident that a specific loan would be disposed of at a loss.

The majority of the Bank's lending activity is with borrowers located in metropolitan Milwaukee, Wisconsin. Although the Bank has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the general economic conditions of the area.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                                       June 30,
                                                        --------------------------------------------------------------------
                                                                1997                                    1996
                                                        --------------------------------------------------------------------
                                                                                  (Dollars in thousands)
Investment securities                                     $            107                         $          146
Mortgage-backed securities                                               5                                      6
Loans receivable                                                        70                                     21
                                                          ----------------                         --------------

                                                          $            182                         $          173
                                                          ================                         ==============

--------------------------------------------------------------------------------------------------------------------------


NOTE 7 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                       June 30,
                                                        -------------------------------------------------------------------
                                                                   1997                                   1996
                                                        --------------------------------------------------------------------
                                                                                  (Dollars in thousands)
Land                                                      $              7                         $            7
Office building                                                        147                                    147
Furniture, fixtures and equipment                                      111                                    106
Automobile                                                              32                                     27
                                                          ----------------                         --------------
                                                                       297                                    287
Less:  accumulated depreciation                                        211                                    203
                                                          ----------------                         --------------

                                                          $             86                         $           84
                                                          ================                         ==============

------------------------------------------------------------------------------------------------------------------

Depreciation charged to operations totaled $18,000, $23,000, and $25,000 for the years ended June 30, 1997, 1996, and 1995.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSIT ACCOUNTS

Deposits are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------
                                                                      At June 30,
                                ----------------------------------------------------------------------------------------------
                                                1997                                                      1996
                                ----------------------------------------------------------------------------------------------
                                                                Weighted                                        Weighted
                                                Percent         Average                         Percent          Average
                                                of Total        Nominal                         of Total         Nominal
                                 Amount         Deposits         Rate        Amount             Deposits          Rate
                               ---------        ---------     ---------     ---------           ---------       ---------
                                                             (Dollars in thousands)
Demand accounts:
   Non-interest bearing         $    35            0.20%             --      $     88               0.48%             --%
   NOW                               92            0.52%          2.50%           126               0.69%           2.50%
   Passbook                       2,660           15.12%          2.78%         2,776              15.26%           2.78%
   Money market                     926            5.26%          3.45%           952               5.23%           3.45%
                                -------          ------                      --------            -------
Total demand accounts           $ 3,713           21.10%          2.89%      $  3,942              21.66%            2.8%
                                -------          ------                      --------            -------
Certificate accounts:
   3.00% to 399%                $    11            0.06%          3.40%      $     10               0.05%           3.40%
   4.00% to 4.99%                    --               --             --            95               0.53%           4.80%
   5.00% to 5.99%                11,138           63.30%          5.52%        11,180              61.43%           5.41%
   6.00% to 6.99%                 2,467           14.02%          6.10%         2,402              13.20%           6.38%
   7.00% to 7.99%                   216            1.23%          7.30%           521               2.86%           7.17%
   8.00% to 8.99%                    51            0.29%          8.00%            50               0.27%           8.00%
                                -------          ------                      --------            -------
Total certificates              $13,883           78.90%          5.65%      $ 14,258              78.34%           5.64%
                                -------          ------                      --------            -------
Total deposit accounts          $17,596          100.00%          5.07%      $ 18,200             100.00%           5.04%
                                =======          ======                      ========            =======
------------------------------------------------------------------------------------------------------------------------------

Deposit accounts with individual balances of $100,000 or more totaled $1,402,000, and $1,378,000 at June 30, 1997 and 1996, respectively.

On June 30, 1997, certificate accounts have scheduled maturity dates as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                    Year Ending June 30,
                                -----------------------------------------------------------------------------------------------
                                    1998          1999            2000         2001        2002       Thereafter      Totals
                                -----------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
   3.00% to 39.9%               $    11          $     --     $    --        $  --        $  --           $ --        $    11
   4.00% to 4.99%                    --                --          --           --           --             --             --
   5.00% to 5.99%                 9,090             1,405         589           53            1             --         11,138
   6.00% to 6.99%                 1,534               354         343          236           --             --          2,467
   7.00% to 7.99%                   101                58          57           --           --             --            216
   8.00% to 8.99%                    --                --          --           --           --             51             51
                                -------          --------      ------        -----        -----           ----        -------
                                $10,736          $  1,817      $  989        $ 289        $   1           $ 51        $13,883
                                =======          ========      ======        =====        =====           ====        =======
----------------------------------------------------------------------------------------------------------------------------------

Interest expense on deposit accounts consists of the following:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Years Ended June 30,
                                                        ------------------------------------------------------------------
                                                                1997                 1996                    1995
                                                        ------------------------------------------------------------------
                                                                               (Dollars in thousands)
Passbook, money market and
   certificate accounts                                 $              908          $          1,144        $      1,058
Escrows                                                                ---                        --                   6
NOW accounts                                                             3                         2                   1
                                                        ------------------          ----------------        ------------
                                                        $              911          $          1,146        $      1,065
                                                        ==================          ================        ============
----------------------------------------------------------------------------------------------------------------------------------

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - BORROWINGS

------------------------------------------------------------------------------------------------------------------------------
                                                                      At June 30,
                                ----------------------------------------------------------------------------------------------
                                                   1997                                                 1996
                                -----------------------------------------------------   --------------------------------------
                                                                            Weighted                            Weighted
                                                                             Average                             Average
                                 Maturity               Amount                Rate               Amount           Rate
                                 ---------              ---------           ---------           ---------       ---------
                                                                  (Dollars in thousands)

Securities sold under
   agreements to repurchase       1998                 $   2,007                5.70%        $        --             --

Advances from the
   Federal Home Loan Bank         1988                     4,000                5.97%                 --             --
                                                        ---------                               ---------            --
                                                      $    6,007                5.84%           $     --
                                                        =========                               =========            --
-----------------------------------------------------------------------------------------------------------------------------

The securities underlying the repurchase agreement are book entry securities. The dealer may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to Reliance Bancshares, Inc. identical or substantially the same securities upon the maturities of the agreements. Securities sold under repurchase agreements averaged $1,346,864 for the year ended June 30, 1997, and the maximum outstanding at any month-end during 1997 was $3.0 million.

FHLB advances are collateralized by residential real estate loans with a carrying value of $19.2 million at June 30, 1997, and all Federal Home Loan Bank stock.

In addition, the Company has a $2.0 million line of credit with Bank One, Milwaukee. Any advances bear interest based on either the LIBOR or prime rate. Reliance Bancshares, Inc. has the option to select the interest rate.

NOTE 10 - STOCKHOLDERS' EQUITY

At the time of its stock conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the date of the latest statement of financial condition. The amount of the liquidation account was determined to be $10,049,000. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Except for the purchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict use or application of stockholders' equity.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In connection with the insurance of its deposits by the Federal Deposit Insurance Corporation, the Bank is required to maintain a minimum level of capital. Also, Wisconsin chartered savings banks are required to meet minimum
capital levels of 6%.   The following table summarizes the Bank's capital
requirements and ratios:

------------------------------------------------------------------------------------------------------------------------------
                                                                      At June 30, 1997
                                ----------------------------------------------------------------------------------------------
                                                        Amount                                     Ratios
                                Actual                  Required       Excess        Actual       Required        Excess
                               ---------               ---------     ---------     ---------      ---------       ------
                                                                       (Dollars in thousands)
Tier 1 risk-based capital       $       19,670         $1,061          $18,609       74.18%         4.00%         70.18%
Total risk-based capital                19,817          2,122           17,695       46.52%         8.00%         38.52%
Leverage ratio                          19,670          1,278           18,392       46.18%         3.00%         43.18%
State of Wisconsin                      20,304          2,556           17,748       47.66%         6.00%         41.66%
--------------------------------------------------------------------------------------------------------------------------------

The Bank's capital exceeds all of the fully phased-in capital requirements imposed by federal and Wisconsin law and regulation.

The following table summarizes the differences between the Company's stockholders' equity and the Bank's regulatory capital at June 30, 1997:

---------------------------------------------------------------------------------------------------------------------------------
                                                              Tier 1               Total
                                                            Risk-Based           Risk-Based          Leverage           State of
                                                              Capital             Capital              Ratio            Wisconsin
                                                             ---------           ---------           ---------          ---------
                                                                                    (Dollars in thousands)
Total consolidated stockholder's equity                     $  22,966             $ 22,966            $   22,966      $   22,966

Holding Company stockholders' equity
   not available for regulatory purposes                       (2,809)              (2,809)               (2,809)         (2,809)

General loss allowances                                            --                  147                    --             147

Unrealized gain on securities available for sale                 (487)                 (487)                (487)             --
                                                             ---------              ---------          ---------        ---------

                                                            $  19,670             $  19,817           $   19,670      $   20,304
                                                             =========             =========           =========        =========
----------------------------------------------------------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES

The provision for income taxes consists of the following:

<Caption
---------------------------------------------------------------------------------------------------------------------------------
                                                                        Years Ended June 30,
                                ------------------------------------------------------------------------------------------
                                          1997                                  1996                       1995
                                ------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Current tax provision:
   Federal                                $      341                      $        284                       $       236
   State                                          92                                72                                62
                                          ------------                    ------------                       -----------
      Total current                       $      433                      $        336                       $       298
                                          ============                    ============                       ===========

Deferred tax provision (credit):
   Federal                                       (52)                               (4)                              (23)
   State                                         (14)                     $         (1)                               (4)
      Total deferred                      ------------                    ------------                       -----------
                                          $      (66)                     $         (5)                      $       (27)
                                          ============                    ============                       ===========

      Total provision for income taxes    $      367                      $        331                       $       271
                                          ============                    ============                       ===========

---------------------------------------------------------------------------------------------------------------------------------

At June 30, 1997, the Bank has a net capital loss carryforward for tax return purposes of $18,530 which, if unused, $4,340 expires in 1999, $11,172 expires in 2000, and $3,018 expires in 2001.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Actual income tax expense differs from the "expected" income tax expense, computed by applying the federal income tax rate of 34% to income before income taxes as follows:


                                                Years Ended June 30,
                                                --------------------
                                                1997    1996    1995
                                                ----    ----    ----
                                               (Dollars in thousands)
Federal taxes at statutory rates                $334    $287    $230

Increase (decrease) resulting from:
  State income taxes - net of
    federal income tax benefit                    51      44      35
  Increase in cash value of life insurance        (9)     --      --
  Other - net                                     (9)     --       6
                                                ----    ----    ----
Provision for income taxes                      $367    $331    $271
                                                ====    ====    ====

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                             June 30,
                                                        --------------------
                                                        1997            1996
                                                        -----           ----
                                                       (Dollars in thousands)
Deferred tax assets:
  Deferred loan fees                                    $  60           $ 53
  Allowance for loan losses                                49             41
  Accrued expenses                                         37              7
  Defered compensation                                     47             22
  Other                                                    10             12
                                                        -----           ----
    Gross defferred tax assets                          $ 203           $135
                                                        =====           ====
Deferred tax liabilities:
  Accrued income                                        $  75           $ 71
  FHLB stock dividends                                      6              6
  Depreciation                                              3              5
  Unrealized gain on securities                           316            147
                                                        -----           ----
    Gross deferred tax liabilities                      $ 400           $229
                                                        =====           ====
    Net deferred tax asset (liability)                  $(197)          $(94)
                                                        =====           ====

Previously, the Bank qualified under provisions of the Internal Revenue Code which permitted as a deduction from taxable income allowable bad debt deductions which significantly exceeded actual experience and the financial statement loan loss provisions. A deferred tax liability was not required on these excess tax bad debt reserves. At June 30, 1997, the Bank's tax bad debt reserves were approximately $1,401,000. The Bank is now required to establish a deferred tax liability for the excess of its tax bad debt reserves over the balance at the close of the base year. The amount of the base year reserves is considered to meet the indefinite reversal criteria of Accounting Principles Board Opinion No. 12, "Accounting for Income Taxes - Special Areas," and accordingly, is not subject to deferred taxes. The Bank's base year tax bad debt reserves were approximately $1,401,000. Income taxes would be imposed at the then-applicable rates if the Bank were to use these reserves for any other purpose other than to absorb bad debt losses. In August 1996, federal legislation was enacted which repealed the favorable bad debt method for savings and loan associations. Subsequent to this repeal, the Bank continues to be subject to this potential tax liability to the extent payments or distributions of these appropriated earnings occur.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - FORECLOSED PROPERTIES AND REAL ESTATE IN JUDGMENT

Foreclosed properties and real estate in judgment is summarized as follows:


                                                          June 30,
                                                  -------------------------
                                                      1997          1996
                                                  -------------------------
                                                   (Dollars in thousands)

Real estate in judgment subject to redemption      $       --     $     --
Foreclosed properties                                      --           --
Allowance for losses                                       --           --
                                                   ----------     --------
                                                   $       --     $     --
                                                   ==========     ========

NOTE 13 - OFFICER, DIRECTOR AND EMPLOYEE BENEFIT PLAN

The Bank is a participant in the multi-employer Financial Institutions Retirement Fund ("FIRF"). The FIRF covers substantially all of the Bank's employees and provides benefits based on compensation and years of service for employees age 21 and over after one year of eligibility service. The Bank's contributions are determined by FIRF and generally represent the normal cost of the plan. The plan provides benefits of approximately 1.5% of the average of the five highest years of compensation times the number of years of service. Pension costs and funding include normal costs and amortization of prior service costs over 15 years. The FIRF does not make separate actuarial valuations or segregate plan assets by participating employer. As a result, disclosures required by SFAS No. 87, "Employer's Accounting for Pensions," cannot be made. Significant actuarial assumptions for the FIRF include a 7.5% return on plan investments. Pension expense is based on the Bank's contributions as determined by the FIRF. The market value of the net assets of the fund exceeds the liabilities for the present value of accrued benefits in the aggregate. Contributions of $31,000, $29,000 and $27,000 were made for the years ended June 30, 1997, 1996 and 1995, respectively.

Concurrent with the conversion from a mutual savings bank to a stock savings bank, the Bank borrowed funds from the holding company to purchase 89,125 shares of Reliance Bancshares, Inc. common stock to establish an Employee Stock Ownership Plan (ESOP) for substantially all of its employees. The loan is to be repaid over fifteen years and bears interest at 7.0%. Unallocated ESOP shares are reflected as a reduction from stockholders' equity in the Company's consolidated statements of financial condition. 16,196 shares were allocated to participants for the year ended June 30, 1997. Expense to the ESOP was $127,000, and $0 for 1997 and 1996. ESOP shares as of June 30 were as follows:



                                                          June 30,
                                                  -------------------------
                                                      1997          1996
                                                  -------------------------


Allocated shares                                      16,196            --
Shares ratably released for allocation                    --            --
Unreleased shares                                     72,929        89,125
                                                    --------      --------
Total ESOP shares                                     89,125        89,125
                                                    ========      ========
Fair value of unreleased shares at June 30          $610,780      $713,000
                                                    ========      ========

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank has a nonqualified deferred retirement plan for directors. The Plan was approved by the Commissioner of Savings and Loan of the State of Wisconsin on June 20, 1994. The Plan provides for each director to receive additional benefits at retirement. In the event of death during service, the same amounts are payable to a director designated beneficiary. The Bank has acquired permanent life insurance policies on the individuals to fund the Plans. The cash value of the policies totaled $216,000 at June 30, 1997. The directors have no rights, title or interest in the insurance policies. The deferred compensation liabilities are being accrued ratably from July 1994 to the respective normal retirement dates. As of June 30, 1997 and 1996, $88,450 and $57,000 had been accrued for the Plan.

RECOGNITION AND RETENTION PLAN

The Recognition and Retention Plan of the Bank was adopted on May 15, 1997 to enable the Bank to reward and retain key officers. A total of 81,980 shares of common stock were awarded. One-third of the shares become vested on date of adoption, one-third will vest on May 15, 1998, and the remaining one-third will vest on May 15, 1999. Compensation expense for stock rewarded under this plan is recorded over the vesting periods, and totaled $242,000 for the year ended June 30, 1997. Since the plan was adopted during the current year, there are no expenses for the years ended June 30, 1996 and 1995.

STOCK OPTION PLAN

The Stock Option Plan of the Company was adopted on May 15, 1997. A total of 256,234 shares of common stock were authorized to be reserved for the grant of both incentive and nonincentive stock options to officers and directors. The option exercise price is equal to the fair market value of the common stock on the date of the grant ($7.81 on May 15, 1997). The option term cannot exceed ten years. A total of 221,066 shares of common stock were granted under the plan on May 15, 1997. The options vested one-third on May 15, 1997, and will vest one-third on May 15, 1998, and one-third on May 15, 1999.

As disclosed in Note 1, the Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations for accounting for its stock option grants. Accordingly, no compensation expense has been recognized for the Company's stock option grants. Had compensation cost for the Company's 1997 grant for stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced by $171,000 and $.07.

The following is a summary of stock option transactions for the year ended June 30, 1997:



                                                Number of         Per
                                                  Shares         Share
                                                ---------       -------

Initial grant date - May 15, 1997               221,066          $7.81
Exercised                                            --            --
                                                -------          -----
Outstanding at June 30, 1997                    221,066          $7.81
                                                =======          =====
Exercisable at June 30, 1997                     73,689          $7.81
                                                =======          =====
Available to future grant at year-end            35,168
                                                =======


                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND OTHER
          COMMITMENTS

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instrument consists of commitments to extend credit. This instrument involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract amounts reflect the extent of involvement the Bank has in the particular class of financial instrument. The Bank's maximum exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                                    June 30,
                                           -----------------------------
                                                1997              1996
                                           -----------        ----------
                                               (Dollars in thousands)
Commitments to extend credit
  Fixed Rate                               $    1,890        $     1,350

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates the creditworthiness of each customer on a case by case basis. The Bank generally extends credit only on a secured basis. Collateral obtained varies, but consists primarily of one-to-four family residences.

Commitments to extend credit on a fixed-rate basis expose the Bank to a certain amount of interest rate risk if market rates of interest substantially increase during the commitment period.

The Bank is a party to various legal actions normally associated with financial institutions, the aggregate effect of which, in management's and legal counsel's opinion, would not be material to the financial condition of Reliance Bancshares, Inc.

NOTE 15 - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement No. 107, ("Disclosures about Fair Value of Financial Instruments"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of Reliance Bancshares, Inc. Reliance Bancshares, Inc. does not routinely measure the market value of financial instruments because such measurements represent point-in- time estimates of value. It is generally not the intent of Reliance Bancshares, Inc. to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


presented is not particularly relevant to predicting Reliance Bancshares, Inc.'s future earnings or cash flows.

The following methods and assumptions were used by Reliance Bancshares, Inc. in estimating its fair value disclosures for financial instruments:

CASH AND SHORT-TERM INVESTMENTS

The carrying values approximate the fair values for these assets.

SECURITIES AVAILABLE FOR SALE, INVESTMENTS, AND MORTGAGE-BACKED SECURITIES

Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

Fair values are based on quoted market prices for loans with similar financial characteristics.

DEPOSITS

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, money market, and checking accounts, is the amount payable on demand at the reporting date. The fair value of fixed rate time deposits is calculated using discounted cash flows applying interest rates currently being offered on similar certificates.

BORROWINGS

The carrying amounts of short-term borrowings approximate their fair values.

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


OFF-BALANCE SHEET INSTRUMENTS

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material.

The carrying amounts and estimated fair value of financial instruments were as follows:



                                                         June 30,
                                ---------------------------------------------------------
                                          1997                            1996
                                -------------------------       -------------------------
                                Carrying        Estimated       Carrying        Estimated
                                 Amount        Fair Value        Amount        Fair Value
                                --------       ----------       --------       ----------
                                                 (Dollars in thousands)


Financial Assets:
  Cash and cash equivalents     $ 3,048          $ 3,048        $ 4,055         $ 4,055
  Certificates of deposit           294              294            294             294
  Securities available for sale  11,481           11,481          7,882           7,882
  Securities held to maturity     3,189            3,202         11,178          11,162
  Mortgage-backed securities        685              732            800             852
  Loans receivable               27,601           28,859         22,931          23,702

Financial Liabilities:
  Deposits:
    Demand deposits               3,713            3,713          3,942           3,942
    Certificates                 13,883           14,609         14,258          14,383
  Borrowed funds                  6,008            6,008             --              --


                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial condition as of June 30, 1997 and 1996 and condensed statements of income and cash flows for the period then ended for Reliance Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                 CONDENSED STATEMENT OF FINANCIAL CONDITION
                           (Dollars in thousands)



                                                                   June 30,
                                                             -------------------
                                                               1997        1996
                                                               ----        ----
                                     ASSETS
Cash                                                         $   416     $     5
Cash equivalent interest-bearing deposits                        936       2,121
Investment securities available for sale                       1,005         460
Investment securities held to maturity                         1,992       6,986
Investment in savings bank subsidiary                         20,157      19,043
Loan to ESOP                                                     449         697
Other assets                                                      28          50
                                                             -------     -------
  Total assets                                               $24,983     $29,362
                                                             =======     =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowed funds                                               $ 2,008     $    --
Liabilities                                                        9          14
                                                             -------     -------
  Total liabilities                                            2,017          14
Stockholders' equity                                          22,966      29,348
                                                             -------     -------
  Total liabilities and stockholders' equity                 $24,983     $29,362
                                                             =======     =======

                         CONDENSED STATEMENT OF INCOME
                             (Dollars in thousands)

                                                                    Period of
                                                                  April 18, 1996
                                                  Year Ended         through
                                                   June 30,          June 30,
                                                     1997             1996
                                                  ----------      --------------

Interest income                                      $404             $120
Interest expense                                       75               --
                                                     ----             ----
  Net interest income                                 329              120

Non-interest income                                     2               --
                                                     ----             ----
  Operating income                                    331              120

Non-interest expense
  Compensation and employee benefits                    6               --
  Professional services                                88               --
  Other                                                34                5
                                                     ----             ----
    Total non-interest expense                        128                5
                                                     ----             ----
    Income before income taxes and equity
      in undistributed earnings of subsidiary         203              115

Income tax                                             80               46
                                                     ----             ----
    Income before equity in undistributed
      earnings of subsidiary                          123               69

Equity in undistributed earnings of subsidiary        753              157
                                                     ----             ----

    Net income                                       $876             $226
                                                     ====             ====

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                      CONDENSED STATEMENT OF CASH FLOWS
                           (Dollars in thousands)




                                                                                               Period of
                                                                                             April 18, 1996
                                                                      Year Ended                through
                                                                       June 30,                 June 30,
                                                                         1997                     1996
                                                                      ---------              ---------------
Cash flows from operating activities:
  Net income                                                          $   876                $   226
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Equity in undistributed earnings of subsidiary                    (1,114)                  (157)
     Amortization                                                          (7)                    (7)
     ESOP expenses                                                        126                     --
     Net (increase) decrease in other assets                               22                    (63)
     Net increase (decrease) in other liabilities                          (5)                    14
     Loss (gain) on investments                                            (2)                    --
                                                                      -------                -------
  Net cash provided by operating activities                              (104)                    13
                                                                      -------                -------
Cash flows from investing activities:
  Purchase of stock of subsidiary                                          --                 (9,537)
  Purchase of investment securities                                    (4,000)               (11,989)
  Proceeds from sales/maturities of investment securities               8,462                  4,549
  Loan to ESOP                                                             --                   (713)
  Payment received on loan to ESOP                                        248                     16
                                                                      -------                -------
     Net cash provided (used) by investing activities                   4,710                (17,674)
                                                                      -------                -------
Cash flows from financial activities:
  Net proceeds from issuance of common stock upon conversion               --                 19,787
  Cash dividends                                                       (7,317)                    --
  Purchase of treasury stock                                             (283)                    --
  Treasury stock issued                                                   213                     --
  Proceeds from securities sold under repurchase agreements             4,053                     --
  Payments on securities sold under repurchase agreements              (2,046)                    --
                                                                      -------                -------
     Net cash provided (used) by financing activities                  (5,380)                19,787
                                                                      -------                -------
  Increase (decrease) in cash and cash equivalents                       (774)                 2,126

Cash and cash equivalents at beginning of year                          2,126                      0
                                                                      -------                -------

Cash and cash equivalents at end of year                              $ 1,352                $ 2,126
                                                                      =======                =======



                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)



                                                          Three Months Ended
                                      --------------------------------------------------------
                                         Sept. 30,       Dec. 31,     Mar. 31,     June 30,
                                            1996           1996         1997         1997
                                       -------------   -----------  -----------  ------------
                                                        (Dollars in thousands)
Interest and dividend income                $836            $891         $839         $906
Interest expense                             231             252          281          308
                                            ----            ----         ----         ----
   Net interest income                       605             639          558          598
Provision for loan losses                      5               6            6            5
                                            ----            ----         ----         ----
   Net interest income after
     provision for loan losses               600             633          552          593
Non-interest income                            3               5            2           26
Non-interest expense                         346             229          262          594
                                            ----            ----         ----         ----
   Income before income taxes                257             409          292           25
Income taxes                                  98             156          116           (3)
                                            ----            ----         ----         ----
   Net income                               $159            $253         $176         $ 28
                                            ====            ====         ====         ====


                                                          Three Months Ended
                                      --------------------------------------------------------
                                         Sept. 30,       Dec. 31,     Mar. 31,     June 30,
                                            1995           1995         1996         1996
                                       -------------   -----------  -----------  ------------
                                                        (Dollars in thousands)
Interest and dividend income                $622            $620         $623         $859
Interest expense                             294             291          289          279
                                            ----            ----         ----         ----
   Net interest income                       328             329          334          580
Provision for loan losses                      5               6            5            6
                                            ----            ----         ----         ----
   Net interest income after
     provision for loan losses               323             323          329          574
Non-interest income                            8               2            2            5
Non-interest expense                         165             185          183          188
                                            ----            ----          ---         ----
   Income before income taxes                166             140          148          391
Income taxes                                  65              55           59          152
                                            ----            ----         ----         ----
   Net income                               $101            $ 85         $ 89         $239
                                            ====            ====         ====         ====


The following schedule is a summary of earnings per share and market information during the years ended June 30, 1997 and 1996.





                                                          Three Months Ended
                                      --------------------------------------------------------
                                         Sept. 30,       Dec. 31,     Mar. 31,     June 30,
                                            1996           1996         1997         1997
                                       -------------   -----------  -----------  ------------

Earnings per share                       $  0.06          $  0.10      $ 0.07         $ 0.02
Dividends paid                                --             3.00         --            --

Market information:
  Trading range
     High                                  8.750           10.250       7.750          8.500
     Low                                   7.625            6.125       6.375          7.000
     Close                                 8.625            6.750       7.250          8.375



                                                          Three Months Ended
                                      --------------------------------------------------------
                                         Sept. 30,       Dec. 31,     Mar. 31,     June 30,
                                            1995           1995         1996         1996
                                       -------------   -----------  -----------  ------------

Earnings per share                       $    --          $    --      $  --         $  0.10
Dividends paid                                --               --         --              --

Market information:
  Trading range
     High                                     --               --          --          8.750
     Low                                      --               --          --          7.500
     Close                                    --               --          --          8.000

                           RELIANCE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - FEDERAL DEPOSIT INSURANCE CORPORATION SPECIAL ASSESSMENT

Federal legislation enacted on September 30, 1996 addressed inadequate funding of the Savings Association Insurance Fund ("SAIF"), which had resulted in a large deposit insurance premium disparity between banks insured by the Bank Insurance Fund ("BIF") and SAIF insured thrifts. As a result of this new legislation, a one-time special assessment was imposed on thrift institutions, and the Company recognized a $144,000 pretax charge for assessment on its savings bank subsidiary. The after tax impact on earnings amounted to $87,000. The legislation also provides for a reduction in deposit insurance premiums in subsequent periods and other regulatory reforms.

                            SHAREHOLDER INFORMATION

BOARD OF DIRECTORS OF RELIANCE BANCSHARES, INC. AND RELIANCE SAVINGS BANK
ALLAN T. BACH
Chairman of the Board, Director, President and Chief Executive Officer of the Company; Director, President and Chief Executive Officer of the Bank since 1991

CAROL A. BARNHARST
Director, Vice President, Secretary, Treasurer and Chief Financial Officer of the Company; Director, Chief Financial Officer and Vice President of the
Bank since 1981

O. WILLIAM HELD
Director of the Company; Chairman of the Board and Director of the Bank since 1985; President and Chief Executive Officer of the Bank prior to his retirement in 1991

JOHN T. LYNCH
Director of the Company; Director of the Bank since 1988, practices law as a sole practitioner, owns and manages residential rental properties

MARJORIE A. SPICUZZA
Director of the Company; Director of the Bank since 1980; prior to her retirement in 1985, President and Chief Executive Officer of the Bank

EXECUTIVE OFFICERS OF RELIANCE BANCSHARES, INC. AND RELIANCE SAVINGS BANK ALLAN
T. BACH
Chairman of the Board, President and Chief Executive Officer of the Company; President and Chief Executive Officer of the Bank

CAROL A. BARNHARST
Vice President, Chief Financial Officer and Secretary/Treasurer of the Company and Vice President and Chief Financial Officer of Bank

HEADQUARTERS

RELIANCE BANCSHARES, INC.
3140 South 27th St.
Milwaukee, WI  53215
(414) 671-2222

RELIANCE BANCSHARES BANK
3140 South 27th St.
Milwaukee, WI  53215
(414) 671-2222

RELIANCE BANCSHARES BANK-BANK OFFICE LOCATIONS
MAIN OFFICE
3140 South 27th St.
Milwaukee, WI  53215

SHAREHOLDER/MEDIA RELATIONS
Shareholders,   investors, analysts, the news media and other interested in additional information may contact Allan T. Bach, Chairman of the Board, President and Chief Executive Officer of the Company, at the Company's Headquarters.

ANNUAL REPORT ON FORM 10-KSB
A copy of Reliance Bancshares, Inc.'s Form 10-KSB filed with the Securities and Exchange Commission is available without charge by writing:

Carol A. Barnharst, Secretary Reliance Bancshares, Inc.
3140 South 27th St.
Milwaukee, WI  53215

ANNUAL MEETING
The annual meeting of shareholders of Reliance Bancshares, Inc. will be held at 2:00 p.m., Milwaukee time, October 21, 1997 at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin

AUDITORS
Meijer, Clancy, George & Co. LLP
3245 North 124th Street
Brookfield, WI  53005

LEGAL COUNSEL
Michael Best & Friedrich
100 East Wisconsin Avenue
Milwaukee, WI  53202

TRANSFER AGENT
Firstar Trust Company
615 E. Michigan Street
Fourth Floor
Milwaukee, WI  53202
Telephone: (414) 276-3737

STOCK LISTING INFORMATION
Reliance Savings Bank converted from a mutual to a stock company, effective April 16, 1996, at which time Reliance Bancshares, Inc. consummated the sale of 2,562,344 shares of its Common Stock to the public. The shares of Common Stock of Reliance Bancshares, Inc. are publicly traded on the NASDAQ "Small Cap" Market under the symbol "RELI".

STOCK PRICE INFORMATION
Shares of Common Stock of Reliance Bancshares, Inc. were made available to qualified subscribers at $8.00 per share during the initial public offering, which was consummated on April 18, 1996. A special distribution of approximately $2.92 per share was made on November 15, 1996. At September 3, 1997, the closing bid price of the Common Stock was $8.375 per share.

SHAREHOLDERS AND SHARES OUTSTANDING
As of September 5, 1997 there were 315 registered shareholders of record and 1,200 estimated additional beneficial shareholders for an approximate total of 1,515. Shares outstanding at September 5, 1997 were 2,472,075.